                                                                     Exhibit 2.1
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                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                            BROOKS AUTOMATION, INC.,
                             PRI AUTOMATION, INC.,
                                      AND
                           PONTIAC ACQUISITION CORP.
                            DATED: OCTOBER 23, 2001

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                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Article I. DEFINITIONS......................................     1
Article II. THE MERGER......................................     8
     Section 2.1   Procedure for the Merger.................     8
     Section 2.2   Surviving Corporation....................     8
     Section 2.3   Closing..................................     8
     Section 2.4   Effective Time...........................     8
     Section 2.5   Articles of Organization and Bylaws of
      the Surviving Corporation.............................     9
     Section 2.6   Board of Directors of Brooks.............     9
     Section 2.7   Name of Brooks...........................     9
     Section 2.8   Reservation of Right to Revise
      Transaction...........................................     9
Article III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
  THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES....     9
     Section 3.1   Effect of Merger on Capital Stock........     9
     Section 3.2   Dissenting Shares........................    10
     Section 3.3   Exchange of Certificates.................    10
     Section 3.4   Options and Warrants.....................    12
     Section 3.5   Certain Adjustments......................    13
Article IV. REPRESENTATIONS AND WARRANTIES OF BROOKS........    13
     Section 4.1   Organization; Standing and Corporate
      Power.................................................    13
     Section 4.2   Subsidiaries.............................    14
     Section 4.3   Capitalization...........................    14
     Section 4.4   Authorization of Transaction.............    15
     Section 4.5   No Conflict of Transaction With
      Obligations and Laws..................................    15
     Section 4.6   Present Compliance with Obligations and
      Laws..................................................    16
     Section 4.7   Brooks SEC Reports.......................    16
     Section 4.8   Information Supplied.....................    17
     Section 4.9   Absence of Undisclosed Liabilities.......    17
     Section 4.10  Absence of Certain Changes...............    18
     Section 4.11  Payment of Taxes.........................    18
     Section 4.12  Certain Contracts........................    19
     Section 4.13  Legal Proceedings........................    19
     Section 4.14  ERISA and Employee Benefits..............    20
     Section 4.15  Intellectual Property....................    21
     Section 4.16  Environmental Matters....................    23
     Section 4.17  Labor Matters............................    23
     Section 4.18  Brokers..................................    23
     Section 4.19  Opinion of Financial Advisor.............    24
     Section 4.20  Ownership of PRI Common Stock............    24
     Section 4.21  Section 203 of the DGCL Not Applicable...    24
     Section 4.22  Rights Agreement.........................    24
     Section 4.23  Brooks Action............................    24
     Section 4.24  Certain Tax Matters......................    24

                                                               PAGE
                                                               ----
     Section 4.25  Compliance with Investment Company Act...    25
Article V. REPRESENTATIONS AND WARRANTIES OF PRI............    25
     Section 5.1   Organization; Standing and Corporate
      Power.................................................    25
     Section 5.2   Subsidiaries.............................    25
     Section 5.3   Capitalization...........................    25
     Section 5.4   Authorization of Transaction.............    26
     Section 5.5   No Conflict of Transaction With
      Obligations and Laws..................................    27
     Section 5.6   Present Compliance with Obligations and
      Laws..................................................    28
     Section 5.7   PRI SEC Reports..........................    28
     Section 5.8   Information Supplied.....................    29
     Section 5.9   Absence of Undisclosed Liabilities.......    29
     Section 5.10  Absence of Certain Changes...............    29
     Section 5.11  Payment of Taxes.........................    30
     Section 5.12  Certain Contracts........................    31
     Section 5.13  Legal Proceedings........................    31
     Section 5.14  Employee Benefits........................    32
     Section 5.15  Intellectual Property....................    33
     Section 5.16  Environmental Matters....................    35
     Section 5.17  Labor Matters............................    35
     Section 5.18  Brokers..................................    36
     Section 5.19  Opinion of Financial Advisor.............    36
     Section 5.20  Ownership of Brooks Common Stock.........    36
     Section 5.21  Antitakeover Laws........................    36
     Section 5.22  Rights Agreement.........................    36
     Section 5.23  PRI Action...............................    36
     Section 5.24  Product Warranties; Product Liability....    37
     Section 5.25  Certain Tax Matters......................    37
     Section 5.26  Compliance with Investment Company Act...    37
Article VI. REPRESENTATIONS AND WARRANTIES RELATED TO BROOKS
  MERGER SUB................................................    37
     Section 6.1   Organization.............................    37
     Section 6.2   Capitalization...........................    37
     Section 6.3   Authorization of Transaction.............    37
Article VII. COVENANTS RELATING TO CONDUCT OF BUSINESS......    38
     Section 7.1   Conduct of Business by Brooks............    38
     Section 7.2   Conduct of Business by PRI...............    39
     Section 7.3   No Solicitation by PRI...................    42
Article VIII. ADDITIONAL AGREEMENTS.........................    43
     Section 8.1   Preparation of Registration Statement and
                   the Joint Proxy Statement/ Prospectus;
                   Stockholders Meetings....................    43
     Section 8.2   Letters of PRI's Accountants.............    45
     Section 8.3   Letters of Brooks' Accountants...........    45
     Section 8.4   Access to Information; Confidentiality...    45
     Section 8.5   Best Efforts.............................    46
     Section 8.6   Indemnification, Exculpation and
      Insurance.............................................    46

                                                               PAGE
                                                               ----
     Section 8.7   Fees and Expenses........................    47
     Section 8.8   Public Announcements.....................    48
     Section 8.9   Stock Listing............................    48
     Section 8.10  Tax Treatment............................    48
     Section 8.11  Conveyance Taxes.........................    48
     Section 8.12  Restraints...............................    48
     Section 8.13  Section 16 Matters.......................    48
     Section 8.14  Benefit Plans............................    48
Article IX. CONDITIONS PRECEDENT............................    49
     Section 9.1   Conditions to Each Party's Obligation to
      Effect the Merger.....................................    49
     Section 9.2   Conditions to Obligations of Brooks......    50
     Section 9.3   Conditions to Obligations of PRI.........    51
     Section 9.4   Frustration of Closing Conditions........    51
Article X. TERMINATION, AMENDMENT AND WAIVER................    52
     Section 10.1  Termination..............................    52
     Section 10.2  Effect of Termination....................    52
     Section 10.3  Amendment................................    53
     Section 10.4  Extension; Waiver........................    53
     Section 10.5  Procedure for Termination, Amendment,
      Extension or Waiver...................................    53
Article XI. GENERAL PROVISIONS..............................    53
     Section 11.1   Nonsurvival of Representations and
      Warranties............................................    53
     Section 11.2   Notices.................................    53
     Section 11.3   Interpretation..........................    54
     Section 11.4   Counterparts............................    54
     Section 11.5   Entire Agreement; No Third-Party
      Beneficiaries.........................................    54
     Section 11.6   Governing Law...........................    55
     Section 11.7   Assignment..............................    55
     Section 11.8   Consent to Jurisdiction.................    55
     Section 11.9   Headings................................    55
     Section 11.10  Severability............................    55

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 23, 2001, between Brooks Automation, Inc., a Delaware corporation ("BROOKS"), Pontiac Acquisition Corp., a Massachusetts corporation ("BROOKS MERGER SUB"), and PRI Automation, Inc., a Massachusetts corporation ("PRI").

                                   RECITALS:

     WHEREAS, the Boards of Directors of Brooks and PRI, deeming it advisable and for the respective benefit of Brooks and PRI, and their respective stockholders, have approved a transaction in which Brooks Merger Sub, a wholly owned subsidiary of Brooks, would be merged (the "MERGER") with and into PRI, and the stockholders of PRI would receive Brooks Common Stock upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Massachusetts Business Corporation Law (the "MBCL");

     WHEREAS, the respective Boards of Directors of Brooks and PRI have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

     WHEREAS, the respective Boards of Directors of Brooks and PRI have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, as a condition to the willingness of the parties hereto to enter into this Agreement and as an inducement to the parties to do so, contemporaneous with the delivery of this Agreement, certain holders of the capital stock of each of Brooks and PRI are entering into Voting Agreements in the form of Exhibits 4.23A and 5.23A, which provide for certain actions related to the transactions contemplated hereby, including the agreement of those holders to vote in favor of the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code; and

     WHEREAS, Brooks, Brooks Merger Sub and PRI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                             ARTICLE I. DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article:

     "AFFILIATE" of a person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

     "AGREEMENT" -- this Agreement, including the Schedules and Exhibits hereto.

     "AMENDED CANADIAN ARTICLES" means the Articles of Arrangement of PRI Canada, as amended to give effect to the terms of the Merger and the issuance of Brooks Common Stock to holders of PRI Exchangeable Shares instead of PRI Common Stock.

     "AMENDED MRRS DECISION DOCUMENT" means that MRRS Decision Document dated February 1, 1999 issued by the Canadian Regulators, amended as necessary in the opinion of counsel to PRI Canada to give effect to the issuance of Brooks Common Stock instead of PRI Common Stock.

     "AMENDED SUPPORT AGREEMENT" means the Support Agreement dated March 2, 1999 by and among PRI, PRI Canada and PRI Subco, as amended and restated in accordance with its terms to give effect to the terms of the Merger, to add Brooks in place of PRI and to give effect to the issuance of Brooks Common Stock to holders of PRI Exchangeable Shares instead of PRI Common Stock.

     "AMENDED VOTING AND EXCHANGE TRUST AGREEMENT" means the Voting and Exchange Trust Agreement dated as of March 2, 1999 by and among PRI, PRI Subco, PRI Canada and Montreal Trust Company of Canada, as amended and restated in accordance with its terms to give effect to the terms of the Merger, to add Brooks in place of PRI and to give effect to the issuance of Brooks Common Stock to holders of PRI Exchangeable Shares instead of PRI Common Stock.

     "ANCILLARY AGREEMENTS" -- the Voting Agreements contemplated by Sections
4.23 and 5.23 and the Employment Agreement contemplated by Section 5.23.

     "ARTICLES OF ORGANIZATION" -- as defined in Section 2.5.

     "ARTICLES OF MERGER" -- as defined in Section 2.1.

     "BROOKS" -- as defined in the Recitals.

     "BROOKS COMMON STOCK" -- the Common Stock, $.01 par value, of Brooks.

     "BROOKS INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 4.15

     "BROOKS LATEST FORM 10-Q" -- as defined in Section 4.7.

     "BROOKS MATERIAL CONTRACTS" -- as defined in Section 4.12.

     "BROOKS MERGER SUB" -- as defined in the Recitals.

     "BROOKS MERGER SUB COMMON STOCK" -- as defined in Section 6.2.

     "BROOKS OPTIONS" means any options granted by Brooks to purchase its Common Stock pursuant to its stock option plans or otherwise.

     "BROOKS PREFERRED STOCK" -- as defined in Section 4.3.

     "BROOKS RIGHTS" has the same meaning as the term "Rights" under the Brooks Rights Plan.

     "BROOKS RIGHTS PLAN" means the Rights Agreement dated as of July 23, 1997 between Brooks and Boston Equiserve Trust Company, N.A. (successor in interest to BankBoston, N.A.), as amended to date.

     "BROOKS SEC REPORTS" -- as defined in Section 4.7.

     "BROOKS SPECIAL VOTING SHARE" means the share of Special Voting Preferred Stock to be authorized by the Certificate of Incorporation of Brooks having the same rights, privileges, restrictions and conditions relative to the Brooks Common Stock as the PRI Special Voting Stock has relative to the PRI Common Stock and having that number of votes equal to the number of shares of Brooks Common Stock that holders of PRI Exchangeable Shares would receive under the Merger if they held shares of PRI Common Stock.

     "BROOKS STOCKHOLDER APPROVAL" -- as defined in Section 4.4.

     "BROOKS STOCKHOLDERS MEETING" -- as defined in Section 8.1.

     "BROOKS WARRANTS" means any warrants granted by Brooks to purchase its Common Stock.

     "BYLAWS" -- as defined in Section 2.5.

     "CANADIAN REGULATORS" -- as defined in Section 4.5.

     "CLOSING" -- as defined in Section 2.3.

     "CLOSING DATE" -- the date and time on which the Closing actually takes place.

     "CODE" -- the Internal Revenue Code of 1986, as amended, or any successor law.

     "COMPANY SHARES" -- as defined in Section 3.3.

     "CONFIDENTIALITY AGREEMENT" -- the Mutual Confidentiality and No-Shop Agreement, dated November 13, 2000 between Brooks and PRI.

     "CONVERTED SHARES" -- as defined in Section 3.3.

     "DGCL" means the General Corporation Law of the State of Delaware.

     "DISCLOSURE SCHEDULE" -- the disclosure schedule delivered by each of Brooks and Brooks Merger Sub to PRI, and by PRI to Brooks and Brooks Merger Sub, concurrently with the execution and delivery of this Agreement.

     "EFFECTIVE TIME" -- as defined in Section 2.4.

     "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in
Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation, severance, insurance coverage or other benefits (other than ordinary cash compensation) to any current or former director, officer, current or former employee or consultant (or to any dependent or beneficiary thereof), of either of Brooks or PRI, as applicable, or its Subsidiaries, which are now, or were within the past five years, maintained by either Brooks or PRI or its respective Subsidiaries or ERISA Affiliate, or under which it has or could have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

     "ENCUMBRANCE" -- any mortgage, charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership; and the verb "ENCUMBER" shall be construed accordingly.

     "ENVIRONMENTAL CLAIM" -- any accusation, allegation, notice of violation, action, claim, Encumbrance, Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or other substance, clinical material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air soil, soil, surface water or groundwater) at, in, by, from or related to the Facilities or any activities conducted thereon; (b) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Facilities; or (c) the violation, or alleged violation, of any Environmental Laws, Orders or Governmental Permits of or from any Governmental Authority relating to environmental matters connected with the Facilities.

     "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, generation, handling and disposal of Hazardous Materials, occupational safety and health, and regulation of chemical and Hazardous Materials); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, litigation, including civil and criminal claims, demands and responses, investigative, remedial, response or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., as amended ("CERCLA").

     "ENVIRONMENTAL LAW" -- any Law concerning the environment, or activities that might threaten or result in damage to the environment or human health, or any Law that is concerned in whole or in part with the environment and with protecting or improving the quality of the environment and human and employee health and safety and includes, but is not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. sec. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. sec. 6901 et seq.), the Clean Water Act (33 U.S.C. sec. 1251 et seq.), the Clean Air Act (33 U.S.C. sec. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. sec. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. sec. 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. sec. 651 et seq.) ("OSHA"), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

     "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means any entity (whether or not incorporated) other than Brooks or PRI, as applicable, or its Subsidiaries that, together with it or its Subsidiaries, is a member of (a) a controlled group of corporations within the meaning of Section 414(b) of the Code; (b) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; or (c) an affiliated service group within the meaning of Section 414(m) of the Code.

     "EXCHANGE ACT" -- the Securities Exchange Act of 1934, as amended, or any successor law.

     "EXCHANGE AGENT" -- as defined in Section 3.3(a).

     "EXCHANGE RATIO" -- as defined in Section 3.1.

     "FACILITIES" -- any real property, leaseholds or other interests currently (or, for purposes of Section 4.16 and 5.16 only, formerly) owned or operated by a party hereto or any Subsidiary thereof, and any buildings, plants, structures or equipment (including motor vehicles) currently or formerly owned or operated by a party hereto or any Subsidiary thereof.

     "GAAP" -- United States generally accepted accounting principles.

     "GOVERNMENTAL AUTHORITY" -- any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, any foreign country or any domestic, foreign, regional, state, local, county, city or other political subdivision.

     "GOVERNMENTAL PERMIT" -- any license, franchise, permit or other authorization of any Governmental Authority.

     "HAZARDOUS MATERIALS" -- any substance, material or waste which is regulated by Environmental Law, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

     "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law.

     "JOINT PROXY STATEMENT/PROSPECTUS" -- as defined in Section 8.1.

     "KNOWLEDGE" -- of any Person which is not an individual means the actual knowledge, without investigation, of such Person's executive officers or senior management of such Person's operating divisions and segments.

     "LAW" -- any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

     "LIEN" -- any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     "MBCL" -- as defined in the Recitals.

     "MARKET VALUE" -- as defined in Section 3.3.

     "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with PRI or Brooks, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, other than any such change, effect, event, occurrence or state of facts (a) relating to general economic, regulatory or political conditions, except to the extent such change, effect, event, occurrence or state of facts disproportionately affects such party and its Subsidiaries, taken as a whole, (b) relating to the semiconductor capital equipment industry, the flat panel display manufacturing equipment industry, or the data storage industry generally, except to the extent such change, effect, event, occurrence or state of facts disproportionately affects such party and its Subsidiaries, taken as a whole, (c) relating to any change in the trading price of the common stock of such party or (d) relating to any reduction-in-force. A failure by a party to meet the revenue, earnings or bookings predictions of equity analysts as reflected in the First Call consensus estimate or any other revenue, earnings or bookings predictions, including internal management predictions, for any period ending on or after the date of this Agreement shall not, in and of itself, and apart from the underlying event, occurrence or state of facts, if any, be deemed to constitute a Material Adverse Change or a Material Adverse Effect.

     "MERGER" -- as defined in the Recitals.

     "MERGER CONSIDERATION" -- as defined in Section 3.1.

     "MJDS POLICY" - as defined in Section 4.5.

     "NASDAQ" -- as defined in Section 3.3.

     "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any legal or governmental requirement or obligation relating to safe and healthful working conditions or to reduce occupational safety and health hazards.

     "OLD CERTIFICATES" -- as defined in Section 3.3.

     "ORDER" -- any order, consent order, stay, injunction, judgment, decree, consent decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

     "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation or organization and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any charter, trust certificate or document or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any and all currently effective amendments to any of the foregoing.

     "PENSION PLAN" means an Employee Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

     "PERMITTED ENCUMBRANCES" means (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens that were incurred in the ordinary course of business, such as carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen's compensation, unemployment insurance and other social insurance and social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business,
(f) liens under Article 2 of the Uniform Commercial Code or under applicable Canadian provincial personal property security Laws that are special property interests in goods identified as goods to which a contract refers, and (g) liens under Article 9 of the Uniform Commercial Code or under applicable Canadian provincial personal property security Laws that are purchase money security interests, none of which are material in the aggregate or individually.

     "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.

     "PRI" -- as defined in the Recitals.

     "PRI ACQUISITION AGREEMENT" -- as defined in Section 7.3.

     "PRI CANADA" -- PRI Automation (Canada), Inc., a corporation organized under the Canada Business Corporations Act.

     "PRI CLASS ONE PREFERRED STOCK" -- as defined in Section 5.3.

     "PRI COMMON STOCK" -- the Common Stock, $0.01 par value, of PRI.

     "PRI COPYRIGHTS" -- as defined in Section 5.15.

     "PRI DISSENTING SHARES" -- as defined in Section 3.2.

     "PRI EXCHANGEABLE SHARES" means the Exchangeable Shares authorized by the articles of arrangement of PRI Canada.

     "PRI EXCHANGEABLE SHARE PROVISIONS" means the provisions of the articles of arrangement of PRI Canada relating to the PRI Exchangeable Shares, as supplemented by the provisions of the PRI Voting and Exchange Trust Agreement and the PRI Support Agreement.

     "PRI INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 5.15.

     "PRI LATEST FORM 10-Q" -- as defined in Section 5.7.

     "PRI MARKS" -- as defined in Section 5.15.

     "PRI MATERIAL CONTRACTS" -- as defined in Section 5.12.

     "PRI OPTIONS" -- as defined in Section 3.4.

     "PRI PATENTS" -- as defined in Section 5.15.

     "PRI PREFERRED STOCK" -- as defined in Section 5.3.

     "PRI RIGHTS" -- has the same meaning as the term "Rights" under the PRI Rights Plan.

     "PRI RIGHTS PLAN" means the Rights Agreement dated as of December 9, 1998 between PRI and State Street Bank and Trust Company, as rights agent, as amended to date.

     "PRI SEC REPORTS" -- as defined in Section 5.7.

     "PRI SECRET INFORMATION" -- as defined in Section 5.15.

     "PRI SERIES A PREFERRED STOCK" -- as defined in Section 5.3.

     "PRI SPECIAL VOTING SHARE" -- as defined in Section 5.3.

     "PRI STOCKHOLDER APPROVAL" -- as defined in Section 5.4.

     "PRI STOCKHOLDERS MEETING" -- as defined in Section 8.1.

     "PRI SUBCO" -- 1325949 Ontario Inc., an Ontario corporation.

     "PRI SUPERIOR PROPOSAL" means any written PRI Takeover Proposal for (i) all of the capital stock, or (ii) not less than 90% of the assets (except to the extent a portion not in excess of 30% of the assets is reasonably anticipated to be required to be disposed of pursuant to any requirement of or agreement entered into with a regulatory body) of the assets of PRI, which PRI Takeover Proposal the PRI Board of Directors in good faith believes is reasonably capable of being completed on terms substantially similar to the terms proposed, for consideration consisting of cash and/or securities, and otherwise on terms which the Board of Directors of PRI determines in its good faith judgment after consultation with a financial advisor of nationally recognized reputation and considering all relevant factors (including the financial terms and the legal and regulatory factors), would result in a transaction more favorable to PRI's stockholders compared with the transactions contemplated by this Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of PRI after consultation with its financial advisor, is reasonably capable of being obtained by such Person.

     "PRI SUPPORT AGREEMENT" means the Support Agreement dated as of March 2, 1999 among PRI, PRI Subco and PRI Canada.

     "PRI TAKEOVER PROPOSAL" or "PONTIAC TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of a business or assets that constitutes 15% or more of the net revenues, net income or assets of PRI and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of PRI, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of PRI, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PRI or the PRI Common Stock (or any PRI Subsidiary whose business constitutes 30% or more of the net revenues, net income or assets of PRI and its Subsidiaries, taken as whole), other than the transactions contemplated by this Agreement.

     "PRI TERMINATION FEE" -- as defined in Section 8.7.

     "PRI VOTING AND EXCHANGE TRUST AGREEMENT" means the Voting and Exchange Trust Agreement dated as of March 2, 1999 among PRI, PRI Subco, PRI Canada and Montreal Trust Company of Canada.

     "PRI WARRANTS" -- as defined in Section 3.4.

     "PROCEEDING" -- any pending formal or informal action, investigation, arbitration, litigation or other judicial, regulatory or administrative proceeding.

     "REGISTRATION STATEMENT" -- the registration statement on Form S-4 to be filed by Brooks with the SEC pursuant to Sections 4.8, 5.8 and 8.1.

     "RELEASE" -- any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment of any Hazardous Material through or in the air, soil, surface water or groundwater.

     "REMEDIAL ACTION" -- all actions, including, without limitation, any expenditures, required or voluntarily undertaken to (a) clean up, remove, treat, or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) bring any Facility into compliance with all applicable Environmental Laws and Governmental Permits.

     "RESTRAINTS" -- as defined in Section 9.1.

     "SEC" -- the United States Securities and Exchange Commission.

     "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law.

     "SIGNIFICANT SUBSIDIARY" has the meaning specified by Rule 1-02(w) of Regulation S-X of the SEC.

     "SUBSIDIARY" -- with respect to any Person means any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity interest entitled to vote generally in the election of directors or managers or equivalent positions thereto is owned or controlled, directly or indirectly, by such Person.

     "SURVIVING CORPORATION" -- as defined in Section 2.2.

     "TAXES" means all taxes, charges, fees, Encumbrances, customs, duties or other assessments, however denominated, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include without limitation all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, capital taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, workers' compensation taxes, taxes relating to benefit plans and other obligations of the same or similar nature.

     "TAX AUTHORITY" means any Governmental Authority that administers Taxes or enforces the payment or imposition of Taxes.

     "TAX RETURN" -- any report, return, declaration, statement, or other information required to be filed with any Governmental Authority with respect to or in connection with Taxes.

     "TRADING DAY" -- any day on which the Nasdaq National Market is open for business.

                            ARTICLE II.  THE MERGER

SECTION 2.1  PROCEDURE FOR THE MERGER

     Upon the terms and subject to the conditions set forth in this Agreement (including Section 2.8), Brooks Merger Sub shall be merged, in accordance with section 78 of the MBCL, with and into PRI. The Merger shall be effected by filing articles of merger ("ARTICLES OF MERGER") with the Secretary of State of the Commonwealth of Massachusetts in accordance with Section 78 of the MBCL.

SECTION 2.2  SURVIVING CORPORATION

     Following the Merger, the separate corporate existence of Brooks Merger Sub shall cease, and PRI shall continue as the surviving corporation (the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be PRI. At the Effective Time, the purpose of the Surviving Corporation shall be to conduct and engage in all lawful activities and businesses to the maximum extent permitted by the MBCL.

SECTION 2.3  CLOSING

     The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at 10:00 a.m. on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Sections 9.1, 9.2(d) and 9.3(d), unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in Boston, Massachusetts as is agreed to by the parties hereto.

SECTION 2.4  EFFECTIVE TIME

     Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger contemplated by this Agreement to be consummated by the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts executed in accordance with the relevant provisions of the MBCL, and the parties shall make all other filings or recordings required under the MBCL. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the Commonwealth of Massachusetts, or at such subsequent date or time as the parties shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "EFFECTIVE TIME").

SECTION 2.5  ARTICLES OF ORGANIZATION AND BYLAWS OF THE SURVIVING CORPORATION

     Except as provided herein, the Articles of Organization of Brooks Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (the "ARTICLES OF ORGANIZATION"). The bylaws of Brooks Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (the "BYLAWS"). At the Effective Time, the Surviving Corporation shall be authorized to issue 200,000 shares of common stock, par value $.01 per share. After the Effective Time, the directors and officers of Brooks Merger Sub shall be the directors and officers of the Surviving Corporation.

SECTION 2.6  BOARD OF DIRECTORS OF BROOKS

     Prior to or contemporaneously with the Effective Time, Brooks shall increase the size of its Board of Directors to seven directors and appoint Mitchell G. Tyson and one other designee of PRI (subject to Brooks' approval, not to be unreasonably withheld) to the Board of Directors of Brooks. If any such person is unable or unwilling at the Effective Time to serve as a Director of Brooks, Brooks shall appoint another designee of PRI in place of such person (subject to Brooks' approval, not to be unreasonably withheld).

SECTION 2.7  NAME OF BROOKS

     At or immediately after the Effective Time, the corporate name of Brooks shall be changed to Brooks -- PRI Automation, Inc., or as otherwise agreed to between the parties prior to the Effective Time.

SECTION 2.8  RESERVATION OF RIGHT TO REVISE TRANSACTION

     Not later than the effective time of the Joint Proxy Statement/Prospectus, Brooks (with the consent of PRI, not to be unreasonably withheld) may change the method of effecting the business combination among Brooks, Brooks Merger Sub, and PRI, and each party shall cooperate in such efforts, including to provide for (a) a merger of PRI with and into Brooks Merger Sub, (b) a merger of PRI directly into Brooks, or (c) some other substantially similar structure; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of PRI Common Stock, PRI Options and PRI Warrants as provided for in this Agreement, (ii) result in the transaction being a taxable transaction for PRI or PRI's stockholders in the Merger (including holders of the PRI Exchangeable Shares), (iii) materially delay receipt of any approval required for the consummation of the transactions contemplated by this Agreement, (iv) require PRI to obtain the agreement, approval or consent of any person whose agreement, approval or consent is not required in connection with the Merger described herein (unless Brooks shall waive the requirement to obtain such agreement, approval or consent in a manner satisfactory to PRI), (v) impair or delay or the consummation of the Merger or any other transaction contemplated hereby or the ability of any party hereto to perform its obligations hereunder by more than fifteen calendar days; or (vi) in PRI's sole judgment, cause PRI to breach any representation, warranty, covenant or agreement (unless Brooks shall waive compliance with such representation, warranty, covenant or agreement in a manner satisfactory to PRI).

         ARTICLE III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 3.1  EFFECT OF MERGER ON CAPITAL STOCK

     At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any holder of any capital stock of Brooks, Brooks Merger Sub, or PRI:

        (a) Each share of Brooks Common Stock, if any, that is owned by PRI or any of its Subsidiaries shall be canceled and cease to exist, no consideration shall be delivered in exchange therefor and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

     Each share of PRI Common Stock and the associated PRI Right that is owned by PRI or any of its Subsidiaries shall be canceled and cease to exist, no consideration shall be delivered in exchange therefor and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

        (b) Subject to Section 3.3, each share of PRI Common Stock and the associated PRI Right (other than shares and PRI Rights canceled pursuant to Section 3.1(a) and PRI Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive 0.52 (the "EXCHANGE RATIO") shares of Brooks Common Stock, together with cash, if any, in lieu of any fractional shares pursuant to Section 3.3(d). Upon such conversion, all such shares of PRI Common Stock and associated PRI Rights shall be canceled and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the number of whole shares of Brooks Common Stock to be issued in consideration therefor and any cash in lieu of fractional shares of Brooks Common Stock upon the surrender of such certificate in accordance with
     Section 3.3, without interest (collectively, the "MERGER CONSIDERATION").

        (c) If the approval of the holders of the PRI Exchangeable Shares of the matters described in Section 9.2(d) and 9.3(d) is obtained, the PRI Special Voting Share shall automatically be converted into the right to receive the Brooks Special Voting Share. Upon such conversion, the PRI Special Voting Share shall be canceled and cease to exist, and the holder of such share shall cease to have any rights with respect thereto, except the right to receive the Brooks Special Voting Share upon the surrender of such certificate. If such approval is not obtained and the PRI Exchangeable Shares are redeemed or the exercise of the Redemption Call Right of PRI Subco as described in Section 9.2(d) and 9.3(d) takes place, the Brooks Special Voting Share shall be cancelled and the holder of such share shall cease to have any rights with respect thereto.

        (d) Each share of the capital stock of Brooks Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of the common stock, $.01 par value per share, of the Surviving Corporation.

SECTION 3.2  DISSENTING SHARES

     Notwithstanding anything in this Agreement to the contrary, shares of PRI Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal rights shall have been properly perfected in accordance with Sections 85 through 98 of the MBCL (the "PRI DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration in accordance with this Agreement, at or after the Effective Time, unless and until the holder of such PRI Dissenting Shares withdraws his demand for such appraisal in accordance with the MBCL or becomes ineligible for such appraisal. If a holder of PRI Dissenting Shares shall withdraw his demand for such appraisal in accordance with the MBCL, or shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's PRI Dissenting Shares shall cease to be PRI Dissenting Shares and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration into which his PRI Common Stock would otherwise have converted as of the Effective Time pursuant to this Agreement. PRI shall give prompt notice to Brooks of any demands received by PRI for appraisal of any shares of capital stock of PRI, and Brooks shall have the right to participate, on an equal basis with PRI, in all negotiations, proceedings and settlements with respect to such demands. Before the Effective Time, PRI shall not, without the prior written consent of Brooks, which consent shall not be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 3.3  EXCHANGE OF CERTIFICATES

     (a) As soon as practicable after the Effective Time, Brooks shall deposit with its transfer agent (or a bank or trust company designated by Brooks prior to the Effective Time) (the "EXCHANGE AGENT") certificates representing shares of Brooks Common Stock required to effect the exchanges referred to in Section 3.1, together with cash in an amount estimated in good faith to equal or exceed the amount payable pursuant to Section 3.3(d) in lieu of fractional shares.

     (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of PRI Common Stock (collectively, the "OLD CERTIFICATES") that were converted (collectively, the "CONVERTED SHARES") into the right to receive shares of Brooks Common Stock (collectively, the "COMPANY SHARES") pursuant to Section 3.1, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Old Certificate shall pass, only upon actual delivery of such Old Certificate to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of Old Certificates in exchange for certificates representing Company Shares and cash in lieu of the fraction of a share of Company Shares, if any, payable pursuant to Section 3.3(d) hereof. Upon surrender of an Old Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by Brooks), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole Company Shares that such holder has the right to receive pursuant to the provisions of this Article III and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.3(d) hereof, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of PRI a certificate representing the proper number of Company Shares may be issued to the transferee if the Old Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents deemed by the Exchange Agent to be required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Old Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (x) an affidavit of that fact from the holder claiming such Old Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity as Brooks or the Exchange Agent may reasonably require, and (z) any other documentation deemed by the Exchange Agent to be necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of Company Shares into which the shares represented by such lost, stolen, mislaid or destroyed Old Certificate shall have been converted. Until surrendered as contemplated by this Section 3.3, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to the Company Shares represented thereby, and no cash payment in lieu of fractional shares shall be made to any such holder pursuant to Section 3.3(d), until the holder of record of such Old Certificate shall surrender such Old Certificate as contemplated by Section 3.3(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Old Certificate there shall be paid to the holder of the certificates representing whole Company Shares issued in exchange therefor, without interest,
(i) at the time of such surrender or as soon thereafter as may be practicable, the amount of any cash payable in lieu of a fractional Company Share to which such holder is entitled pursuant to Section 3.3(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares.

     (d) No certificates or scrip representing fractional Company Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of Company Shares. In lieu thereof, each holder of Converted Shares who would otherwise be entitled to a fraction of a Company Share (after aggregating all fractional Company Shares to be received by such holder) shall receive from Brooks an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Market Value of the Company Shares. The "MARKET VALUE" of the Company Shares means the closing price per share of the Company Shares (rounded to the nearest cent) on the Nasdaq National Market ("NASDAQ") (as reported in the Wall Street Journal, or, if not reported therein, any other authoritative source selected by Brooks) on the day of the Closing.

     (e) All Company Shares issued upon the surrender for exchange of Converted Shares in accordance with the terms of this Article III (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares under this Article III. From and after the Effective Time, the stock transfer books of PRI shall be closed and no transfer of any capital stock of PRI shall thereafter be made. If after the Effective Time Old Certificates are presented to Brooks for registration of transfer, they shall be canceled and exchanged for certificates representing the number of whole Company Shares and the cash amount, if any, determined in accordance with Article III.

     (f) Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 3.3(a) and not exchanged within one year after the Effective Time pursuant to this Section 3.3 shall be returned by the Exchange Agent to Brooks, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Old Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Brooks, whereupon any holder of unsurrendered Old Certificates shall look as a general unsecured creditor only to Brooks for payment of any funds to which such holder may be entitled, subject to applicable law. Neither the Exchange Agent nor Brooks shall be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Brooks and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Brooks or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Brooks or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of PRI Common Stock in respect of whom such deduction and withholding were made by Brooks or the Exchange Agent.

SECTION 3.4  OPTIONS AND WARRANTS

     (a) As of the Effective Time, all (i) options granted by PRI to purchase its Common Stock pursuant to its stock option plans or otherwise ("PRI OPTIONS") and (ii) warrants granted by PRI to purchase its Common Stock ("PRI WARRANTS"), whether vested or unvested, whether or not exercisable, shall be assumed by Brooks. Immediately after the Effective Time, each PRI Option and PRI Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under such PRI Option or PRI Warrant at the Effective Time, the number of shares of Brooks Common Stock equal to the number of shares of PRI Common Stock subject to the unexercised portion of such PRI Option or PRI Warrant multiplied by the Exchange Ratio (rounded down to the nearest whole share). The exercise price per share of each such assumed PRI Option or PRI Warrant shall be equal to the exercise price of such PRI Option or PRI Warrant immediately prior to the Effective Time, divided by the Exchange Ratio (rounded up to the nearest cent). The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the PRI Options and PRI Warrants shall otherwise remain unchanged. Without limiting the foregoing, for purposes of determining vesting of the PRI Options and otherwise, employees of Brooks or the Surviving Corporation will be credited for their full term during which they were employed by PRI to the extent relevant under the terms of their respective options.

     (b) Before or as of the Effective Time, PRI shall take all necessary actions with respect to the PRI Options and PRI Warrants under the plans and instruments governing such PRI Options and PRI Warrants, if any, to provide for the conversion of the PRI Options and PRI Warrants into options and warrants to acquire shares of Brooks Common Stock in accordance with this Section 3.4.

     (c) As soon as practicable after the Effective Time, Brooks shall deliver to the holders of PRI Options and PRI Warrants appropriate notices setting forth such holders' rights pursuant to such PRI Options and PRI Warrants, as amended by this Section 3.4, and the agreements evidencing such PRI Options and PRI Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 3.4).

     (d) Brooks shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Brooks Common Stock for delivery upon exercise of the PRI Options and PRI Warrants assumed in accordance with this
Section 3.4. Before the Effective Time, Brooks shall file one or more registration statements on Form S-8 (or any successor or other appropriate form) under the Securities Act with respect to all shares of Brooks Common Stock subject to PRI Options that may be registered on a Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of any such registration statement for so long as such PRI Options remain outstanding.

SECTION 3.5  CERTAIN ADJUSTMENTS

     If between the date hereof and the Effective Time, the outstanding shares of PRI Common Stock or of Brooks Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination or exchange of shares, or if any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or if the Brooks Rights become exercisable or are exercised, the Exchange Ratio shall be adjusted accordingly to provide to the holders of PRI Common Stock the same economic benefit as was contemplated by this Agreement prior to such reclassification, recapitalization, reorganization, split-up, combination, exchange or dividend. If the PRI Rights become exercisable or are exercised, Brooks, Brooks Merger Sub and PRI shall promptly negotiate in good faith an amendment to this Agreement that will adjust the Exchange Ratio accordingly and make such other changes to the Merger Agreement so as to provide the holders of each share of PRI Common Stock and the holders of each 1/100,000 of a share of Class One Preferred Stock (other than an Acquiring Person as defined in the PRI Rights Plan) the same economic benefit as was contemplated hereunder prior to such event for the holder of each share of PRI Common Stock.

             ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BROOKS

     Except as disclosed in the Brooks SEC Reports or as set forth on the Brooks Disclosure Schedule delivered by Brooks to PRI prior to the execution of this Agreement and making reference to the particular subsection of this Agreement to which exception is being taken, Brooks represents and warrants to PRI as set forth in this Article IV. The Brooks Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

SECTION 4.1  ORGANIZATION; STANDING AND CORPORATE POWER

     (a) Each of Brooks and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Brooks. Each of Brooks and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Brooks.

     (b) Brooks has delivered to PRI prior to the execution of this Agreement complete and correct copies of its Organizational Documents, as amended to date.

     (c) Except as set forth in Section 4.1 of the Brooks Disclosure Schedule, the minute books of Brooks which have been made available to PRI contain, in all material respects, accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of Brooks since January 1, 1996.

SECTION 4.2  SUBSIDIARIES

     Section 4.2 of the Brooks Disclosure Schedule includes all the Subsidiaries of Brooks which as of the date of this Agreement are Significant Subsidiaries. Except as otherwise indicated on the Brooks Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Brooks, free and clear of all Encumbrances.

SECTION 4.3  CAPITALIZATION

     (a) The authorized capital stock of Brooks presently consists of 43,000,000 shares of Brooks Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("BROOKS PREFERRED STOCK"), of which 21,500 shares have been designated Series A Junior Participating Preferred Stock. At the close of business on October 19, 2001: (i) 19,904,968 shares of Brooks Common Stock were issued and outstanding; (ii) no shares of Brooks Common Stock were held by Brooks in its treasury or by any Subsidiaries of Brooks; and (iii) no shares of Brooks Preferred Stock were issued and outstanding or held by Brooks in its treasury or by any Subsidiaries of Brooks. There has been no material change in such capitalization between that date and the date of this Agreement. At or prior to the Effective Time, the authorized capital stock of Brooks shall be increased to consist of (i) 100,000,000 shares of Brooks Common Stock and 1,000,000 shares of Preferred Stock, of which 100,000 shares shall have been designated Series A Junior Participating Preferred Stock, and (iii) the Brooks Special Voting Share.

     (b) Section 4.3 of the Brooks Disclosure Schedule sets forth a complete and correct list, as of October 19, 2001, of the number of shares of Brooks Common Stock subject to Brooks Options, Brooks Warrants and other rights to purchase or receive Brooks Common Stock (other than the Brooks Rights), the dates of grant and exercise prices thereof.

     (c) All outstanding shares of capital stock of Brooks are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. All shares of capital stock of Brooks which may be issued under the Brooks Options and the Brooks Warrants are duly authorized and not subject to preemptive rights, and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable.

     (d) Except as set forth in this Section 4.3 or in Section 4.3 of the Brooks Disclosure Schedule and except for changes since October 19, 2001 resulting from the issuance of shares of Brooks Common Stock pursuant to the Brooks Options:
(i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Brooks, (B) any securities of Brooks or any Brooks Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Brooks, (C) any warrants, calls, options or other rights to acquire from Brooks or any Brooks Subsidiary, or any obligation of Brooks or any Brooks Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Brooks; and (ii) there are no obligations, contingent or otherwise, of Brooks or any Brooks Subsidiary to repurchase, redeem or otherwise acquire any such securities of Brooks or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. Except as set forth in Section 4.3 of the Brooks Disclosure Schedule, there are not issued, reserved for issuance or outstanding (A) any securities of Brooks or any Brooks Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Brooks Subsidiary, or (B) any warrants, calls, options or other rights to acquire from Brooks or any Brooks Subsidiary, or any obligation of Brooks or any Brooks Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Brooks Subsidiary. Except as set forth in Section 4.3 of the Brooks Disclosure Schedule, there are no obligations, contingent or otherwise, of Brooks or any Brooks Subsidiary to repurchase, redeem or otherwise acquire any such securities of any Brooks Subsidiary.

     (e) Except as set forth in Section 4.3 of the Brooks Disclosure Schedule, neither Brooks nor any Brooks Subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive, or antidilutive rights with respect to, any securities of the type referred to in paragraph (a), (b) or (d). Other than the Brooks Subsidiaries, except as set forth in Section 4.3 of the Brooks Disclosure Schedule, Brooks does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to Brooks and its Subsidiaries as a whole. To the Knowledge of Brooks, other than as set forth in
Section 4.3 of the Brooks Disclosure Schedule or in connection with the Ancillary Agreements, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Brooks.

SECTION 4.4  AUTHORIZATION OF TRANSACTION

     Brooks has all requisite power and authority to execute, deliver and perform this Agreement, any Ancillary Agreements delivered pursuant to this Agreement, the Amended Support Agreement and the Amended Voting and Exchange Trust Agreement, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby and to create the Brooks Special Voting Share. Subject to the adoption of this Agreement, the approval of the Merger by a majority of the outstanding shares of Brooks Common Stock entitled to vote on this Agreement and the Merger (collectively, the "BROOKS STOCKHOLDER APPROVAL"), the creation of the Brooks Special Voting Share, the entering into by Brooks of the Amended Support Agreement and the Amended Voting and Exchange Trust Agreement, all necessary action, corporate or otherwise, has been taken by Brooks to authorize the execution, delivery and performance of this Agreement, each of the Ancillary Agreements, the Amended Support Agreement, the Amended Voting and Exchange Trust Agreement and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by Brooks and constitute legal, valid and binding obligations of Brooks, enforceable against Brooks in accordance with their respective terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. At the Closing, the Amended Support Agreement and the Amended Voting and Exchange Trust Agreement will have been duly executed and delivered by Brooks and, when so executed, will constitute legal, valid and binding obligations of Brooks, enforceable against Brooks in accordance with their respective terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

SECTION 4.5  NO CONFLICT OF TRANSACTION WITH OBLIGATIONS AND LAWS

     (a) Except as set forth in Section 4.5 of the Brooks Disclosure Schedule and subject to compliance with the requirements of paragraph (b) below, none of the execution, delivery and performance of this Agreement, the Ancillary Agreements, the Amended Support Agreement and the Amended Voting and Exchange Trust Agreement nor the consummation of the transactions contemplated hereby or thereby, will: (i) constitute a breach or violation of the Organizational Documents of Brooks or any Significant Subsidiary; (ii) require any Order, consent, waiver, exemption, approval or authorization of, declaration, filing or registration with, or giving of notice to, any Governmental Authority; (iii) constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Brooks or any Significant Subsidiary is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right with respect to any indebtedness; (iv) constitute (with or without the passage of time or giving of notice) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under or breach of in any material respect any other agreement, instrument or obligation to which Brooks or any Subsidiary is a party or by which Brooks or any Subsidiary or any of their assets are bound; (v) result in the creation of any Encumbrance upon any of the assets of Brooks or any Subsidiary; (vi) result in a violation of any Law applicable to Brooks or any Subsidiary, or their businesses or assets; or (vii) invalidate or adversely affect any material Governmental Permit used in Brooks' or any Subsidiary's business, except in the case of clauses
(iii), (iv) and (v), such conflicts, breaches or defaults as will not have a Material Adverse Effect on Brooks. Except as set forth in Section 4.5 of the Brooks Disclosure Schedule, none of the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will give rise to a right of any party (other than Brooks or any Subsidiary) to terminate, modify or cancel any contract, agreement or other instrument required to be disclosed in the Brooks Disclosure Schedule or disclosed in the Brooks SEC Reports.

     (b) The consummation of the transactions contemplated hereby and by the Ancillary Agreements requires: (1) the filing of a pre-merger notification and report form by Brooks under the HSR Act and any other documents or information requested by the United States Department of Justice or the United States Federal Trade Commission in connection therewith; (2) the filing of similar notifications, applications, documents and information with anti-competition authorities of foreign jurisdictions; (3) the filing with the SEC of (A) a proxy statement relating to the Brooks Stockholders Meeting as part of the Joint Proxy Statement/Prospectus, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (4) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts; (5) the creation of the Brooks Special Voting Share and all required corporate filings in connection therewith; (6) such filings with Governmental Authorities as are necessary to satisfy the applicable requirements of state securities or "blue sky" laws; and
(7) notification under the Investment Canada Act (Canada) of consummation of the transaction prior to or within 30 days after consummation; (8) the receipt of the Amended MRRS Decision Document on or before Closing; (9) if appropriate exemptions are not available, the filing of the Joint Proxy Statement/Prospectus pursuant to and in accordance with National Instrument 71-101 -- the Multijurisdictional Disclosure System (the "MJDS Policy") of the Canadian provincial securities regulators (the "Canadian Regulators"); (10) approval by the Toronto Stock Exchange of the Amended Canadian Articles and the listing of the PRI Exchangeable Shares or any exchangeable shares issued in place thereof;
(11) the issuance by the Canadian Regulators of all exemptive orders required in connection with the issuance of Brooks Common Stock in Canada; and (12) such other consents, waivers, exemptions, declarations, filings, registrations, notices, approvals, Orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a Material Adverse Effect on Brooks or (y) reasonably be expected to impair the ability of Brooks to perform its obligations under this Agreement or the Ancillary Agreements.

SECTION 4.6  PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS

     Except as set forth in Section 4.6 in the Brooks Disclosure Schedule, neither Brooks nor any Subsidiary is: (a) in violation of its Organizational Documents; (b) in default in any material respect in the performance of any obligation, agreement or condition of any debt instrument that (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any indebtedness or terminate any right; (c) in default of or in breach of in any material respect (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound, except for such defaults or breaches that will not singly or in the aggregate have a Material Adverse Effect on Brooks; or (d) in violation of any Order or Governmental Permit that is held by Brooks or any Subsidiary applicable to any of them or their respective businesses or assets. Brooks and the Subsidiaries have conducted and are now conducting their businesses and the ownership and operation of their assets in compliance in all material respects with all applicable Laws, including, without limitation, the Clayton Act, the Sherman Act, the Federal Trade Commission Act and the rules and regulations thereunder and all Environmental Laws.

SECTION 4.7  BROOKS SEC REPORTS

     (a) Brooks has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC for the period commencing October 1, 1996 (the "BROOKS SEC REPORTS"). As of their respective dates, the Brooks SEC Reports complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Brooks SEC Reports, and none of the Brooks SEC Reports when filed (or, if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The financial statements of Brooks included in the Brooks SEC Reports (including any related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K, as applicable, of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Brooks and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments (which were not and are not expected to be material in amount) and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interest, such original financial statements do not reflect such restatements).

     (c) Except as set forth in Section 4.7 of the Brooks Disclosure Schedule, Brooks or its Subsidiaries, as applicable, (i) owns all right, title and interest in and to each of the material assets shown or reflected on the balance sheet included in the Form 10-Q for the nine months ended June 30, 2001 filed by Brooks (the "BROOKS LATEST FORM 10-Q") (except where such assets have been sold in the ordinary course of business since June 30, 2001), free and clear of all Encumbrances (other than Permitted Encumbrances), or (ii) licenses, leases or otherwise possesses legally valid and enforceable rights to use each of such assets.

SECTION 4.8  INFORMATION SUPPLIED

     (a) None of the information supplied or to be supplied by Brooks specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Brooks in connection with the issuance of Brooks Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to stockholders of Brooks or PRI or at the time of the Brooks Stockholders Meeting or the PRI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Brooks Stockholders Meeting or the PRI Stockholders Meeting which has become false or misleading.

     (b) The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Brooks with respect to statements made, omitted or incorporated by reference therein based on information supplied by PRI specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

SECTION 4.9  ABSENCE OF UNDISCLOSED LIABILITIES

     Neither Brooks nor any Subsidiary has any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due), except: (a) liabilities stated or adequately reserved against on the balance sheet included in the Brooks Latest Form 10-Q, (b) liabilities incurred since June 30, 2001 in the ordinary course of business consistent with past practices, (c) liabilities disclosed on
Schedule 4.9 of the Brooks Disclosure Schedule, and (d) other liabilities not in excess of $15 million in the aggregate. To the Knowledge of Brooks, there is no fact that will have a Material Adverse Effect on Brooks which has not been specifically disclosed herein or in a schedule hereto.

SECTION 4.10  ABSENCE OF CERTAIN CHANGES

     Since June 30, 2001, Brooks and its Subsidiaries have conducted their businesses only in the ordinary course of business, consistent with prior practices and, whether or not in the ordinary course of business, there has not been any Material Adverse Change with respect to Brooks. Without limiting the generality of the foregoing, except as disclosed on Schedule 4.10 of the Brooks Disclosure Schedule, since June 30, 2001 there has not been:

        (a) any amendment to the Organizational Documents of Brooks or any Subsidiary;

        (b) any material contingent liability incurred by Brooks or any of its Subsidiaries as guarantor or otherwise with respect to the obligations of others;

        (c) any material Encumbrance placed on any of the properties of Brooks or any Subsidiary which remains in existence on the date hereof;

        (d) any material obligation or liability incurred by Brooks or any of its Subsidiaries other than obligations and liabilities incurred in the ordinary course of business consistent with past practice (none of which is a claim for breach of contract, breach of duty, breach of warranty, tort or infringement of an intellectual property right);

        (e) any sale or other disposition, or any agreement or other arrangement for the sale or other disposition, of any material properties or assets of Brooks or any of its Subsidiaries other than in the ordinary course of business; or

        (f) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Brooks, or any direct or indirect redemption, purchase or other acquisition by Brooks of its capital stock.

SECTION 4.11  PAYMENT OF TAXES

     Except as set forth in Section 4.11 of the Brooks Disclosure Schedule:

        (a) Each of Brooks and its Subsidiaries has duly and timely filed all Tax Returns that they were required to file, except where the failure to file would not have a Material Adverse Effect. All of such Tax Returns were complete and correct in all material respects. All Taxes shown to be due on such Tax Returns have been paid or are being contested in good faith by Brooks and such contest is being diligently pursued, all of which contested Taxes are listed in Section 4.11 of the Brooks Disclosure Schedule. With respect to all other Taxes for which no Tax Return is required or which have not yet accrued or otherwise become due, adequate provision has been made in the financial statements included in the SEC Reports. The provisions for Taxes reflected in the above-mentioned financial statements are adequate to cover any Tax liabilities of Brooks and its Subsidiaries in respect of their business, properties and operations during the periods covered by said financial statements and all prior periods. All material Taxes and other assessments and levies that Brooks or any Subsidiary of Brooks was required to withhold or collect have been withheld or collected and paid over or will be paid over to proper governmental authorities as required. None of Brooks and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

        (b) No material deficiencies have been asserted or assessments made against Brooks or any Subsidiary of Brooks, nor is any Tax Authority now asserting or, to the Knowledge of Brooks, threatening to assert against Brooks or any Subsidiary of Brooks any material deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith.

        (c) Neither Brooks nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension currently remains in effect.

        (d) Neither Brooks nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Brooks or its Subsidiaries are subject to an election under
     Section 341(f) of the Code.

        (e) Neither Brooks nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (f) Neither Brooks nor any of its Subsidiaries has any actual or potential liability for any Taxes of any person (other than any of Brooks and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract, or otherwise.

        (g) Neither Brooks nor any of its Subsidiaries has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

        (h) As of the end of Brooks' most recent taxable year, none of the net operating loss carryovers, capital loss carryovers, credit carryovers, or other tax attributes of Brooks or its Subsidiaries are subject to limitation under Sections 382 or 383 of the Code or to separate return year limitations under the applicable consolidated return provisions of the Treasury Regulations.

SECTION 4.12  CERTAIN CONTRACTS

     (a) Except as set forth in the Brooks SEC Reports or in Section 4.12 of the Brooks Disclosure Schedule, neither Brooks nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Brooks and its Subsidiaries, taken as a whole, has been, or will be, conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "BROOKS MATERIAL CONTRACTS").

     (b) Each Brooks Material Contract is valid and binding on Brooks (or, to the extent a Brooks Subsidiary is a party, such Subsidiary) and is in full force and effect, and Brooks and each Brooks Subsidiary and to Brooks' Knowledge each other party thereto have in all material respects performed all obligations required to be performed by them to date under each Brooks Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Brooks. Neither Brooks nor any Brooks Subsidiary Knows of, or has received notice of, any violation or default under (nor, to the Knowledge of Brooks, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Brooks Material Contract by Brooks.

SECTION 4.13  LEGAL PROCEEDINGS

     (a) Except as set forth in the Brooks SEC Reports or in Section 4.13 of the Brooks Disclosure Schedule, neither Brooks nor any Subsidiary has received notice of, nor to its Knowledge does there exist, any Proceeding that has been commenced by or against Brooks or any Subsidiary or any of the officers, directors, former officers or directors, employees, shareholders or agents of either Brooks or any Subsidiary (in their capacities as such) or that otherwise relates to the business of, or any of the assets or properties owned or used by, any of them which, if determined adversely, would have a Material Adverse Effect on Brooks, nor, to the Knowledge of Brooks, are there any facts which could reasonably be expected to lead to such a Proceeding.

     (b) There is no Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby or by any of the Ancillary Agreements.

SECTION 4.14  ERISA AND EMPLOYEE BENEFITS

     (a) Except for the Employee Benefit Plans listed on Section 4.14 of the Brooks Disclosure Schedule, neither Brooks nor any Subsidiary nor any ERISA Affiliate of any of them maintains, has an obligation to contribute to, or has any actual or contingent liability with respect to, any Employee Benefit Plan. Brooks and its Subsidiaries will deliver to PRI or its counsel within 15 days after the date hereof true and complete copies of (i) plan instruments and amendments thereto for all Employee Benefit Plans required to be listed on
Section 4.14 of the Brooks Disclosure Schedule (or written summaries of any such Employee Benefit Plans that are unwritten) and related trust agreements, insurance and other contracts, summary plan descriptions, and summaries of material modifications, and material communications distributed to the participants of each such Employee Benefit Plan, (ii) to the extent annual reports on Form 5500 are required with respect to any such Employee Benefit Plan, the three most recent annual reports and attached schedules for each such Employee Benefit Plan as to which such report is required to be filed, (iii) where applicable, the most recent (A) opinion, notification and determination letters, (B) audited financial statements, (C) actuarial valuation reports and
(D) nondiscrimination tests performed under the Code (including Section 401(k) and 401(m) tests) for each such Employee Benefit Plan, and (iv) all contracts with third party administrators, investment managers, actuaries, consultants, vendors or insurance or mutual fund companies.

     (b) Except as set forth on Section 4.14 of the Brooks Disclosure Schedule, neither Brooks nor any of its Subsidiaries nor any of their ERISA Affiliates maintains or has ever maintained or contributed to an Employee Benefit Plan subject to Title IV of ERISA (including a multiemployer plan as defined in ERISA
Section 3(37) and no facts exist under which any of them could incur any liability under Title IV of ERISA.

     (c) With respect to each Employee Benefit Plan required to be listed on
Section 4.14 of the Brooks Disclosure Schedule, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject Brooks, PRI or any of their Subsidiaries or ERISA Affiliates, directly or indirectly, to a Tax, penalty or liability for prohibited transactions imposed by ERISA Section 406 or Code Section 4975 and (ii) no fiduciary (as defined in Section 3(21) of ERISA) with respect to any such Employee Benefit Plan, for whose conduct Brooks, PRI or any of their Subsidiaries could have any liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.

     (d) Each Employee Benefit Plan required to be listed on Section 4.14 of the Brooks Disclosure Schedule which is a "welfare plan" within the meaning of
Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured and does not utilize a trust intended to be exempt from Tax pursuant to Section 501 of the Code and neither Brooks nor any Subsidiary is obligated to directly pay any such benefits or to reimburse any third Person payor for the payment of such benefits.

     (e) Each Employee Benefit Plan required to be listed on Section 4.14 of the Brooks Disclosure Schedule which is a Pension Plan and which is subject to Sections 201, 301 or 401 of ERISA has received a favorable determination letter from the Internal Revenue Service covering all amendments required by the Tax Reform Act of 1986 and prior legislation and there are no circumstances that are likely to result in revocation of any such favorable determination letter. Except as noted on Section 4.14 of the Brooks Disclosure Schedule, no Pension Plan has assets other than securities listed on a public exchange, public stock market, mutual fund shares registered under federal law, publicly traded debt or government debt instruments, or participant loans extended in accordance with its terms. Each Employee Benefit Plan required to be listed on Section 4.14 of the Brooks Disclosure Schedule is and has been operated in material compliance with its terms and all applicable Laws and Orders currently in effect with respect thereto, and by its terms can be amended and/or terminated at any time.

     (f) Except as set forth on Section 4.14 of the Brooks Disclosure Schedule with respect to each Employee Benefit Plan required to be listed on Section 4.14 of the Brooks Disclosure Schedule, no event or omission has occurred, and there exists no condition, claim, or set of circumstances in connection with which Brooks, or any of Subsidiaries could be subject to any liability, loss, damage, Tax, penalty or expense.

     (g) Except as set forth on Section 4.14 of the Brooks Disclosure Schedule, the execution and delivery of this Agreement by Brooks, the performance by Brooks of its obligations hereunder and consummation by Brooks of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any employee or former employee of Brooks or any of its Subsidiaries to any payment, (ii) result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation, including but not limited to stock options or benefits under any deferred compensation plan, payable in respect of any employee or former employee of Brooks or any of its Subsidiaries, or (iii) result in any parachute payment under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered.

     (h) Brooks and its Subsidiaries will take all actions within their control to ensure that all actions required to be taken by a fiduciary of any Employee Benefit Plan required to be listed on Section 4.14 of the Brooks Disclosure
Schedule in order to effectuate the transaction contemplated by this Agreement shall comply with the terms of such Employee Benefit Plan, ERISA and other applicable Laws.

     (i) No Employee Benefit Plan required to be listed on Section 4.14 of the Brooks Disclosure Schedule provides benefits, including without limitation death or medical benefits (through insurance or otherwise), with respect to any employee or former employee of Brooks or any of its Subsidiaries beyond their retirement or other termination of service, other than (i) continuation or other coverage mandated by applicable Law, (ii) retirement or death benefits under any Pension Plan disclosed on Section 4.14 of the Brooks Disclosure Schedule, (iii) disability benefits under any welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the consolidated books of Brooks or (v) benefits in the nature of severance pay.

     (j) No Employee Benefit Plan required to be listed on Section 4.14 of the Brooks Disclosure Schedule is a "multiple employer plan" as described in Section 3(40) of ERISA or Section 413(c) of the Code.

     (k) Neither Brooks nor any of its Subsidiaries has proposed, agreed to or announced any changes to any Employee Benefit Plan required to be listed on
Section 4.14 of the Brooks Disclosure Schedule that would cause an increase in benefits under any such Employee Benefit Plan (or the creation of new benefits or plans) or to change any employee coverage which would cause an increase in the expense of maintaining any such plan, except as required by amendments to
Section 401(a) of the Code.

     (l) Other than claims for benefits submitted by participants or beneficiaries in the ordinary course, no claim against, investigation or request for information, or Proceeding involving any Employee Benefit Plan required to be listed on Section 4.14 of Brooks Disclosure Schedule is pending, or to the Knowledge of Brooks, threatened.

SECTION 4.15  INTELLECTUAL PROPERTY

     (a) As used herein, the term "Brooks Intellectual Property Assets" shall mean all worldwide intellectual property rights which are material to the conduct of the business of Brooks or one of its Subsidiaries as it is currently conducted or as proposed to be conducted by Brooks or any of its Subsidiaries, including without limitation in both cases: (A) all trademarks, service marks, trade names, common law trademarks, business names, Internet domain names, trade dress, slogans, and the goodwill associated therewith, and all registrations or applications therefor (collectively, "Brooks Marks"); (B) all patents and patent applications (collectively, "Brooks Patents"); (C) all copyrights in both published works and unpublished works, including training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works and software, firmware and videos, whether registered or unregistered, and all registrations or applications in connection therewith (collectively, "Brooks Copyrights"); and (D) information which is considered to be secret, confidential and proprietary, including all trade secrets, know-how, confidential information, customer lists, technical information, proprietary information, technologies, processes and formulae, source code, object code, library functions, flow charts, algorithms, architecture, structure, display screens and development tools, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, "Brooks Secret Information").

     (b) Except as set forth in Section 4.15 of the Brooks Disclosure Schedule, Brooks or one of its Subsidiaries, as applicable, (i) owns all right, title and interest in and to each of the Brooks Intellectual Property Assets, free and clear of all Encumbrances, or (ii) licenses or otherwise possesses legally valid and enforceable rights to use each of the Brooks Intellectual Property Assets. Brooks and its Subsidiaries have made all necessary filings and recordations to protect and maintain their interests in the Brooks Intellectual Property Assets except where the failure to make such filings or recordation would not have a Material Adverse Effect on Brooks.

     (c) Except as set forth in Section 4.15 of the Brooks Disclosure Schedule
(i) to the Knowledge of Brooks, all Brooks Patents owned by Brooks or any of its Subsidiaries are valid and subsisting and all maintenance fees, annuities and the like required to be paid before the date hereof have been paid; (ii) to the Knowledge of Brooks, none of the issued Brooks Patents is infringed; (iii) to the Knowledge of Brooks, neither the validity nor the enforceability of any of the Brooks Patents has been challenged or threatened in any way by any Person; and (iv) no Person has notified Brooks in writing that any of the products or technology used, sold, offered for sale or licensed or proposed for use, sale, offer for sale or license by Brooks or any of its Subsidiaries infringes any rights of any Person.

     (d) (i) To the Knowledge of Brooks, all Brooks Marks owned by Brooks or any of its Subsidiaries are valid and subsisting; (ii) to the Knowledge of Brooks, none of the Brooks Marks is infringed or diluted, (iii) to the Knowledge of Brooks, none of the Brooks Marks owned by Brooks or any of its Subsidiaries has been opposed or challenged, and, to the Knowledge of Brooks, no claims exist against the use by Brooks or any of its Subsidiaries of any Brooks Marks; and
(iv) to the Knowledge of Brooks, all uses of registered Brooks Marks are in conformance with applicable statutory and common law so as not to compromise the strength, good will, and integrity of the Brooks Marks.

     (e) To the Knowledge of Brooks, (i) all the Brooks Copyrights owned by Brooks or any of its Subsidiaries which are material to the consolidated business, whether or not registered, are valid and enforceable; (ii) to the Knowledge of Brooks none of the Brooks Copyrights is infringed or has been challenged or threatened in any way; and (iii) no claims exist against the use by Brooks or any of its Subsidiaries of any writings or other expressions used in the business of Brooks or any of its Subsidiaries as currently conducted or as proposed to be conducted.

     (f) Brooks and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of their Brooks Secret Information. To the Knowledge of Brooks, the Brooks Secret Information has not been used, divulged or appropriated for the benefit of any Person (other than Brooks or any of its Subsidiaries). To the Knowledge of Brooks, none of the Brooks Secret Information is subject to any material adverse claim. Reasonably appropriate policies are in place to protect the continued secrecy, confidentiality and value of the Brooks Secret Information.

     (g) Except as set forth in Section 4.15 of the Brooks Disclosure Schedule, to the Knowledge of Brooks, no Brooks Intellectual Property Asset is subject to any outstanding Order, Proceeding (other than pending Proceedings pertaining to applications for patent, trademark or copyright registration), or stipulation restricting in any manner the licensing thereof by Brooks or any of its Subsidiaries. Neither Brooks nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of the intellectual property rights of any other Person, other than indemnification as part of the sale or licensing of the products of Brooks and its Subsidiaries in the ordinary course of business.

     (h) To the Knowledge of Brooks, all employees, contractors, agents and consultants of Brooks or any of its Subsidiaries who are involved in the creation of Brooks Intellectual Property Assets or who have access to Brooks Secret Information have executed a nondisclosure and assignment of inventions agreement to protect the confidentiality and to vest in Brooks or any of its Subsidiaries exclusive ownership of Brooks Intellectual Property Assets, except where the failure to have executed such an agreement will not have a Material

Adverse Effect. To Brooks' Knowledge, neither Brooks nor any of its Subsidiaries has written or oral agreements with any employees, contractors, agents or consultants with respect to the ownership of inventions, trade secrets or other works as a result of which any such employee, contractor, agent or consultant may have rights to any material portion of the Brooks Intellectual Property Assets.

SECTION 4.16  ENVIRONMENTAL MATTERS

     (a) To the Knowledge of Brooks, each of Brooks and its Subsidiaries is in compliance in all material respects with applicable Environmental Laws, which compliance includes, but is not limited to, the possession by each of all Governmental Permits required by any Governmental Authority to operate its business or under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. Neither Brooks nor any of its Subsidiaries has received notice of, nor, to the Knowledge of Brooks, is any predecessor of any of them the subject of, any Environmental Claim or Remedial Action. To the Knowledge of Brooks, Brooks and its Subsidiaries have no material Environmental, Health and Safety Liabilities. To the Knowledge of Brooks, there are no circumstances or conditions related to Brooks or any of its Subsidiaries, their operations or Facilities that are reasonably likely to prevent or interfere with such compliance or give rise to an Environmental Claim or Remedial Action in the future.

     (b) There are no Environmental Claims that are pending or, to the Knowledge of Brooks, threatened against Brooks or any of its Subsidiaries or against any Person whose liability for any Environmental Claim Brooks or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

     (c) To the Knowledge of Brooks, neither Brooks nor any of its Subsidiaries, nor any other Person acting on behalf of any of them, has disposed of, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any Facilities except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which, pursuant to CERCLA or any similar state Law, has been placed on the National Priorities List, CERCLIS or their state equivalents. To the Knowledge of Brooks, there has not occurred during the period Brooks or any of its Subsidiaries operated or possessed any Facility, nor is there presently occurring, a Release, or threatened Release, of any Hazardous Materials on, into or beneath the surface of, or adjacent to, any Facilities except for the use of household cleaners and office products in the ordinary course of business in material compliance with applicable Environmental Laws.

SECTION 4.17  LABOR MATTERS

     Except as set forth on Section 4.17 of the Brooks Disclosure Schedule, neither Brooks nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Brooks nor any of its Subsidiaries is the subject of any Proceeding of which Brooks or any Subsidiary has received written notice or is otherwise aware asserting that Brooks or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Brooks Material Adverse Effect, nor is there pending or, to the Knowledge of Brooks, threatened, any labor strike, dispute, walkout, work stoppage or lockout involving Brooks or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Brooks Material Adverse Effect.

SECTION 4.18  BROKERS

     No broker, investment banker, financial advisor or other person other than Credit Suisse First Boston Corporation (the fees and expenses of which will be paid by Brooks), is entitled to any broker's, finder's, financial advisor's or other similar fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brooks. Brooks has furnished to PRI true and complete copies of all agreements under which any such fees, commissions or payments are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or payments are payable.

SECTION 4.19  OPINION OF FINANCIAL ADVISOR

     The Board of Directors of Brooks has received the opinion of Credit Suisse First Boston Corporation dated the date of this Agreement, to the effect that, as of the date of the opinion, the Exchange Ratio for the conversion of PRI Common Stock into Brooks Common Stock is fair from a financial point of view to Brooks, a signed copy of which opinion will be delivered to PRI solely for informational purposes promptly after receipt thereof by Brooks, it being understood and agreed by PRI that such opinion is for the benefit of the Board of Directors of Brooks and may not be relied upon by PRI, its Affiliates or any of their respective stockholders.

SECTION 4.20  OWNERSHIP OF PRI COMMON STOCK

     Except as set forth in Section 4.20 of the Brooks Disclosure Schedule, as of the date hereof, neither Brooks nor, to its Knowledge without independent investigation, any of its Affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of PRI.

SECTION 4.21  SECTION 203 OF THE DGCL NOT APPLICABLE

     The Board of Directors of Brooks has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined therein) will not apply to, and no other "fair price," "business combination," "moratorium," "control share acquisition" or other form of antitakeover Law will apply to, the execution, delivery or performance of this Agreement or the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 4.22  RIGHTS AGREEMENT

     Immediately prior to the execution of this Agreement, Brooks has (a) duly entered into an appropriate amendment to the Brooks Rights Plan, which amendment has been provided to PRI, and approved by the Board of Directors of Brooks and
(b) taken all other action necessary or appropriate so that the entering into of this Agreement by Brooks and the entering into of the Voting Agreements by the Stockholders of Brooks specified in Section 4.23 of this Agreement do not and will not result in the ability of any Person to exercise any Brooks Rights under the Brooks Rights Plan or enable or require the Brooks Rights issued thereunder to separate from the shares of Brooks Common Stock to which they are attached or to be triggered or become exercisable.

SECTION 4.23  BROOKS ACTION

     Brooks has obtained and delivered to PRI a duly executed Voting Agreement of Robert J. Therrien, Lynda M. Avallone, Jeff Cassis, Steven E. Hebert, Michael
W. Pippins, Ellen B. Richstone, Charles McKenna, Amin S. Khoury, Roger D. Emerick, Joseph R. Martin and Juergen Giessmann substantially in the form attached hereto as Exhibit 4.23A, pursuant to which, among other things, each such Person has agreed to vote all Brooks Common Stock owned by such Person or over which he has voting control, in favor of this Agreement and the Merger and irrevocably granted a proxy, coupled with an interest, to PRI or its designee to vote such shares of Brooks Common Stock in favor of this Agreement and the Merger.

SECTION 4.24  CERTAIN TAX MATTERS

     To its Knowledge, after consulting with its independent auditors, neither Brooks nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

SECTION 4.25  COMPLIANCE WITH INVESTMENT COMPANY ACT

     Brooks is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

               ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PRI

     Except as disclosed in the PRI SEC Reports or as set forth on the PRI Disclosure Schedule delivered by PRI to Brooks prior to the execution of this Agreement and making reference to the particular subsection of this Agreement to which exception is being taken, PRI represents and warrants to Brooks as set forth in this Article V. The PRI Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Article V only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

SECTION 5.1  ORGANIZATION; STANDING AND CORPORATE POWER

     (a) Each of PRI and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on PRI. Each of PRI and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on PRI.

     (b) PRI has delivered to Brooks prior to the execution of this Agreement complete and correct copies of its Organizational Documents, as amended to date.

     (c) Except as set forth in Section 5.1 of the PRI Disclosure Schedule, the minute books of PRI which have been made available to Brooks contain, in all material respects, accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of PRI since January 1, 1995.

SECTION 5.2  SUBSIDIARIES

     Section 5.2 of the PRI Disclosure Schedule includes all the Subsidiaries of PRI which as of the date of this Agreement are Significant Subsidiaries. Except as set forth in Section 5.2 of the PRI Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, except for the PRI Exchangeable Shares, are owned directly or indirectly by PRI, free and clear of all Encumbrances.

SECTION 5.3  CAPITALIZATION

     (a) The authorized capital stock of PRI consists of 75,000,000 shares of PRI Common Stock and 400,000 shares of preferred stock, par value $0.01 per share ("PRI PREFERRED STOCK"), of which 10,000 shares have been designated as Class One Participating Cumulative Preferred Stock (the "PRI CLASS ONE PREFERRED STOCK"), 250,000 shares have been designated as Series A Participating Cumulative Preferred Stock (the "PRI SERIES A PREFERRED STOCK") and one share has been designated as Special Voting Preferred Stock (the "PRI SPECIAL VOTING SHARE"). At the close of business on October 19, 2001: (i) 25,595,715 shares of PRI Common Stock were issued and outstanding; (ii) no shares of PRI Common Stock were held by PRI in its treasury or by any Subsidiaries of PRI; and (iii) the PRI Special Voting Share was issued and outstanding, and no other shares of PRI Preferred Stock were issued and outstanding or held by PRI in its treasury or by any Subsidiaries of PRI. There has been no material change in such capitalization between that date and the date of this Agreement.

     (b) Section 5.3 of the PRI Disclosure Schedule sets forth a complete and correct list, as of October 19, 2001, of the number of shares of PRI Common Stock subject to PRI Options or other rights to purchase or receive PRI Common Stock (other than the PRI Rights), the dates of grant and exercise prices thereof.

     (c) All outstanding shares of capital stock of PRI are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. All shares of capital stock of PRI which may be issued under the PRI Options, the PRI Warrants and the PRI Exchangeable Shares are duly authorized and not subject to preemptive rights, and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable.

     (d) Except as set forth in this Section 5.3 or in Section 5.3 of the PRI Disclosure Schedule, and except for changes since October 19, 2001 resulting from the issuance of shares of PRI Common Stock pursuant to the PRI Options and except as necessary to comply with the exchange, redemption or retraction of PRI Exchangeable Shares: (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of PRI,
(B) any securities of PRI or any PRI Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of PRI, or (C) any warrants, calls, options or other rights to acquire from PRI or any PRI Subsidiary, or any obligation of PRI or any PRI Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of PRI; and (ii) there are no obligations, contingent or otherwise, of PRI or any PRI Subsidiary to repurchase, redeem or otherwise acquire any such securities of PRI or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. Except as set forth in Section 5.3 of the PRI Disclosure Schedule, there are not issued, reserved for issuance or outstanding (A) any securities of PRI or any PRI Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any PRI Subsidiary, or (B) any warrants, calls, options or other rights to acquire from PRI or any PRI Subsidiary, or any obligation of PRI or any PRI Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any PRI Subsidiary. Except as set forth in
Section 5.3 of the PRI Disclosure Schedule, there are no obligations, contingent or otherwise, of PRI or any PRI Subsidiary to repurchase, redeem or otherwise acquire any such securities of any PRI Subsidiary.

     (e) Except as set forth in Section 5.3 of the PRI Disclosure Schedule, neither PRI nor any PRI Subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive, or antidilutive rights with respect to, any securities of the type referred to in paragraph (a), (b) or (d). Other than the PRI Subsidiaries, except as set forth in Section 5.3 of the PRI Disclosure Schedule, PRI does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to PRI and its Subsidiaries as a whole. To the Knowledge of PRI, other than as set forth in Section 5.3 of the PRI Disclosure Schedule or in connection with the Ancillary Agreements, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of PRI.

SECTION 5.4  AUTHORIZATION OF TRANSACTION

     PRI has all requisite power and authority to execute, deliver and perform this Agreement and any Ancillary Agreements delivered pursuant to this Agreement, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. Subject to the adoption of this Agreement and the approval of the Merger by a majority of the outstanding shares of PRI Common Stock and PRI Exchangeable Shares entitled to vote on this Agreement and the Merger (voting together as a single class) (collectively, the "PRI STOCKHOLDER APPROVAL") and the approval of the holders of the PRI

Exchangeable Shares of the matters described in Section 9.2(d) and 9.3(d) or, if the holders of the PRI Exchangeable Shares do not approve the matters submitted for a vote at the meeting of such holders as described in Section 8.1(a), the redemption of the PRI Exchangeable Shares or the exercise of the Redemption Call Right of PRI Subco as described in Section 9.2(d) and 9.3(d), all necessary action, corporate or otherwise, has been taken by PRI to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby. The Agreement and the Ancillary Agreements have been duly executed and delivered by PRI and constitute legal, valid and binding obligations of PRI, enforceable against PRI in accordance with their respective terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

SECTION 5.5  NO CONFLICT OF TRANSACTION WITH OBLIGATIONS AND LAWS

     (a) Except as set forth in Section 5.5 of the PRI Disclosure Schedule and subject to compliance with the requirements of paragraph (b) below, and subject to obtaining the approval of the holders of the PRI Exchangeable Shares of the matters described in Section 9.2(d) and 9.3(d), none of the execution, delivery and performance of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will: (i) constitute a breach or violation of the Organizational Documents of PRI or any Significant Subsidiary; (ii) require any Order, consent, waiver, exemption, approval or authorization of, declaration, filing or registration with, or giving of notice to, any Governmental Authority; (iii) constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which PRI or any Significant Subsidiary is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right with respect to any indebtedness; (iv) constitute (with or without the passage of time or giving of notice) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under or breach of in any material respect any other agreement, instrument or obligation to which PRI or any Subsidiary is a party or by which PRI or any Subsidiary or any of their assets are bound; (v) result in the creation of any Encumbrance upon any of the assets of PRI or any Subsidiary; (vi) result in a violation of any Law applicable to PRI or any Subsidiary, or their businesses or assets; or (vii) invalidate or adversely affect any material Governmental Permit used in PRI's or any Subsidiary's business, except in the case of clauses (iii), (iv) and (v), such conflicts, breaches or defaults as will not have a Material Adverse Effect on PRI. Except as set forth in Section 5.5 of the PRI Disclosure Schedule, none of the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will give rise to a right of any party (other than PRI or any Subsidiary) to terminate, modify or cancel any contract, agreement or other instrument required to be disclosed in the PRI Disclosure Schedule or disclosed in the PRI SEC Reports.

     (b) The consummation of the transactions contemplated hereby and by the Ancillary Agreements requires: (1) the filing of a pre-merger notification and report form by PRI under the HSR Act and any other documents or information requested by the United States Department of Justice or the United States Federal Trade Commission in connection therewith; (2) the filing of similar notifications, applications, documents and information with anti-competition authorities of foreign jurisdictions; (3) the filing with the SEC of (A) a proxy statement relating to the PRI Stockholders Meeting as part of the Joint Proxy Statement/ Prospectus, and (B) such reports under Section 13(a)or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (4) the filing with the applicable Canadian Regulators of the foregoing filings with the SEC; as supplemented by applicable rules and policy statements; (5) receipt of the Amended MRRS Decision Document on or before Closing, (6) if appropriate exemptions are not available, the filing of the Joint Proxy Statement/Prospectus pursuant to and in accordance with the MJDS Policy of the Canadian Regulators; (7) either (A) the approval of the holders of the PRI Exchangeable Shares of the matters described in Section 9.2(d) and 9.3(d) and the dissemination and filing with the appropriate Canadian securities regulatory authorities and The Toronto Stock Exchange of a proxy circular in connection with the meeting of the holders of the PRI Exchangeable Shares described in

Section 8.1(a), or (B) if the holders of the PRI Exchangeable Shares do not approve the matters submitted for a vote at the meeting of such holders as described in Section 8.1(a), the redemption of the PRI Exchangeable Shares or the exercise of the Redemption Call Right of PRI Subco as described in Section 9.2(d) and 9.3(d); (8) approval by the Toronto Stock Exchange of the Amended Canadian Articles and the listing of the PRI Exchangeable Shares or any exchangeable shares issued in place thereof; (9) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which PRI is qualified to do business; (10) such filings with Governmental Authorities as are necessary to satisfy the applicable requirements of state or provincial securities or "blue sky" laws; and (11) such other consents, waivers, exemptions, declarations, filings, registrations, notices, approvals, Orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a Material Adverse Effect on PRI or (y) reasonably be expected to impair the ability of PRI to perform its obligations under this Agreement or the Ancillary Agreements.

SECTION 5.6  PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS

     Except as set forth in Section 5.6 of the PRI Disclosure Schedule, neither PRI nor any Subsidiary is: (a) in violation of its Organizational Documents; (b) in default in any material respect in the performance of any obligation, agreement or condition of any debt instrument that (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any indebtedness or terminate any right; (c) in default of or in breach of in any material respect (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound, except for such defaults or breaches that will not singly or in the aggregate have a Material Adverse Effect on PRI; or (d) in violation of any Order or Governmental Permit that is held by PRI or any Subsidiary applicable to any of them or their respective businesses or assets. Except as set forth in
Section 5.6 of the PRI Disclosure Schedule, PRI and the Subsidiaries have conducted and are now conducting their businesses and the ownership and operation of their assets in compliance in all material respects with all applicable Laws, including, without limitation, the Clayton Act, the Sherman Act, the Federal Trade Commission Act and the rules and regulations thereunder and all Environmental Laws.

SECTION 5.7  PRI SEC REPORTS

     (a) PRI has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC for the period commencing October 1, 1996 (the "PRI SEC REPORTS"). As of their respective dates, the PRI SEC Reports complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such PRI SEC Reports, and none of the PRI SEC Reports when filed (or, if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The financial statements of PRI included in the PRI SEC Reports (including any related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K, as applicable, of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of PRI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments (which were not and are not expected to be material in amount) and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interest, such original financial statements do not reflect such restatements).

     (c) Except as set forth in Section 5.7 of the PRI Disclosure Schedule, PRI or its Subsidiaries, as applicable, (i) owns all right, title and interest in and to each of the material assets shown or reflected on the balance sheet included in the Form 10-Q for the nine months ended July 1, 2001 filed by PRI (the "PRI LATEST FORM 10-Q") (except where such assets have been sold in the ordinary course of business since July 1, 2001), free and clear of all Encumbrances (other than Permitted Encumbrances), or (ii) licenses, leases or otherwise possesses legally valid and enforceable rights to use each of such assets, and, in each case of clause (i) and (ii) PRI and its Subsidiaries may transfer such rights as are contemplated by this Agreement.

SECTION 5.8  INFORMATION SUPPLIED

     (a) None of the information supplied or to be supplied by PRI specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to stockholders of PRI or Brooks or at the time of the PRI Stockholders Meeting or the Brooks Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the PRI Stockholders Meeting or the Brooks Stockholders Meeting which has become false or misleading.

     (b) The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by PRI with respect to statements made, omitted or incorporated by reference therein based on information supplied by Brooks specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

SECTION 5.9  ABSENCE OF UNDISCLOSED LIABILITIES

     Neither PRI nor any Subsidiary has any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due), except: (a) liabilities stated or adequately reserved against on the balance sheet included in the PRI Latest Form 10-Q, (b) liabilities incurred since July 1, 2001 in the ordinary course of business consistent with past practices, (c) liabilities disclosed on Schedule 5.9 of the PRI Disclosure Schedule, and (d) other liabilities not in excess of $15 million in the aggregate. Except as set forth in Section 5.9 of the PRI Disclosure Schedule, to the Knowledge of PRI, there is no fact that will have a Material Adverse Effect on PRI which has not been specifically disclosed herein or in a schedule hereto.

SECTION 5.10  ABSENCE OF CERTAIN CHANGES

     Except as set forth in Section 5.10 of the PRI Disclosure Schedule, since July 1, 2001, PRI and its Subsidiaries have conducted their businesses only in the ordinary course of business, consistent with prior practices and, whether or not in the ordinary course of business, there has not been any Material Adverse Change with respect to PRI. Without limiting the generality of the foregoing, except as set forth in Section 5.10 of the PRI Disclosure Schedule, since July 1, 2001 there has not been:

        (a) any amendment to the Organizational Documents of PRI or any Subsidiary;

        (b) any material contingent liability incurred by PRI or any of its Subsidiaries as guarantor or otherwise with respect to the obligations of others;

        (c) any material Encumbrance placed on any of the properties of PRI or any Subsidiary which remains in existence on the date hereof;

        (d) any material obligation or liability incurred by PRI or any of its Subsidiaries other than obligations and liabilities incurred in the ordinary course of business consistent with past practice (none of which is a claim for breach of contract, breach of duty, breach of warranty, tort or infringement of an intellectual property right);

        (e) any sale or other disposition, or any agreement or other arrangement for the sale or other disposition, of any material properties or assets of PRI or any of its Subsidiaries other than in the ordinary course of business;

        (f) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of PRI, or any direct or indirect redemption, purchase or other acquisition by PRI of its capital stock;

        (g) any material change in the compensation or other amounts payable or to become payable by PRI or any of its Subsidiaries to any of its officers except changes in the ordinary course of business consistent with past practices; or any material change in any bonus, pension or profit sharing payment, entitlement or arrangement made to or with any of such officers except changes in the ordinary course of business consistent with past practices; or any grant of any loans or severance or termination pay to such officers; or

        (h) any change in the employment status of the executive officers of PRI.

SECTION 5.11  PAYMENT OF TAXES

     Except as set forth in Section 5.11 of the PRI Disclosure Schedule:

        (a) Each of PRI and its Subsidiaries has duly and timely filed all Tax Returns that they were required to file, except where the failure to file would not have a Material Adverse Effect. All of such Tax Returns were complete and correct in all material respects. All Taxes shown to be due on such Tax Returns have been paid or are being contested in good faith by PRI and such contest is being diligently pursued, all of which contested Taxes are listed in Section 5.11 of the PRI Disclosure Schedule. With respect to all other Taxes for which no Tax Return is required or which have not yet accrued or otherwise become due, adequate provision has been made in the financial statements included in the SEC Reports. The provisions for Taxes reflected in the above-mentioned financial statements are adequate to cover any Tax liabilities of PRI and its Subsidiaries in respect of their business, properties and operations during the periods covered by said financial statements and all prior periods. All material Taxes and other assessments and levies that PRI or any Subsidiary of PRI was required to withhold or collect have been withheld or collected and paid over or will be paid over to proper governmental authorities as required. None of PRI and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

        (b) No material deficiencies have been asserted or assessments made against PRI or any Subsidiary of PRI, nor is any Tax Authority now asserting or, to the Knowledge of PRI, threatening to assert against PRI or any Subsidiary of PRI any material deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith.

        (c) Neither PRI nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension currently remains in effect.

        (d) Neither PRI nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of PRI or its Subsidiaries are subject to an election under
     Section 341(f) of the Code.

        (e) Neither PRI nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (f) Neither PRI nor any of its Subsidiaries has made any material payment, is obligated to make any material payment, or is a party to any agreement that under certain circumstances could obligate it to make any material payment that will not be deductible under Section 280G of the Code.

        (g) Neither PRI nor any of its Subsidiaries has any actual or potential liability for any Taxes of any person (other than any of PRI and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract, or otherwise.

        (h) Neither PRI nor any of its Subsidiaries has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

        (i) As of the end of PRI's most recent taxable year, none of the net operating loss carryovers, capital loss carryovers, credit carryovers, or other tax attributes of PRI or its Subsidiaries are subject to limitation under sections 382 or 383 of the Code or to separate return year limitations under the applicable consolidated return provisions of the Treasury Regulations.

SECTION 5.12  CERTAIN CONTRACTS

     (a) Except as set forth in the PRI SEC Reports or in Section 5.12 of the PRI Disclosure Schedule, neither PRI nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of PRI and its Subsidiaries, taken as a whole, has been, or the business of Brooks and its Subsidiaries after the Merger will be, conducted, or (iii) any contract or other agreement which would by its terms prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "PRI MATERIAL CONTRACTS").

     (b) Except as set forth in Section 5.12 of the PRI Disclosure Schedule, each PRI Material Contract is valid and binding on PRI (or, to the extent a PRI Subsidiary is a party, such Subsidiary) and is in full force and effect, and PRI and each PRI Subsidiary and to PRI's Knowledge each other party thereto have in all material respects performed all obligations required to be performed by them to date under each PRI Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on PRI. Except as set forth in Section 5.12 of the PRI Disclosure Schedule, neither PRI nor any PRI Subsidiary Knows of, or has received notice of, any violation or default under (nor, to the Knowledge of PRI, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any PRI Material Contract by PRI.

SECTION 5.13  LEGAL PROCEEDINGS

     (a) Except as set forth in the PRI SEC Reports or in Section 5.13 of the PRI Disclosure Schedule, neither PRI nor any Subsidiary has received notice of, nor to its Knowledge does there exist, any Proceeding that has been commenced by or against PRI or any Subsidiary or any of the officers, directors, former officers or directors, employees, shareholders or agents of either PRI or any Subsidiary (in their capacities as such) or that otherwise relates to the business of, or any of the assets or properties owned or used by, any of them which, if determined adversely, would have a Material Adverse Effect on PRI, nor, to the Knowledge of PRI, are there any facts which could reasonably be expected to lead to such a Proceeding.

     (b) There is no Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby or by any of the Ancillary Agreements.

SECTION 5.14  EMPLOYEE BENEFITS

     (a) Except for the Employee Benefit Plans listed on Section 5.14 of the PRI Disclosure Schedule, neither PRI nor any Subsidiary nor any ERISA Affiliate of any of them maintains, has an obligation to contribute to, or has any actual or contingent liability with respect to, any Employee Benefit Plan. PRI and its Subsidiaries will deliver to Brooks or its counsel within 15 days after the date hereof true and complete copies of (i) plan instruments and amendments thereto for all Employee Benefit Plans required to be listed on Section 5.14 of the PRI Disclosure Schedule (or written summaries of any such Employee Benefit Plans that are unwritten) and related trust agreements, insurance and other contracts, summary plan descriptions, and summaries of material modifications, and material communications distributed to the participants of each such Employee Benefit Plan, (ii) to the extent annual reports on Form 5500 are required with respect to any such Employee Benefit Plan, the three most recent annual reports and attached schedules for each such Employee Benefit Plan as to which such report is required to be filed, (iii) where applicable, the most recent (A) opinion, notification and determination letters, (B) audited financial statements, (C) actuarial valuation reports and (D) nondiscrimination tests performed under the Code (including Section 401(k) and 401(m) tests) for each such Employee Benefit Plan, and (iv) all contracts with third party administrators, investment managers, actuaries, consultants, vendors or insurance or mutual fund companies.

     (b) Except as set forth on Section 5.14 of the PRI Disclosure Schedule, neither PRI nor any of its Subsidiaries nor any of their ERISA Affiliates maintains or has ever maintained or contributed to an Employee Benefit Plan subject to Title IV of ERISA (including a multiemployer plan as defined in ERISA
Section 3(37) and no facts exist under which any of them could incur any liability under Title IV of ERISA.

     (c) With respect to each Employee Benefit Plan required to be listed on
Section 5.14 of the PRI Disclosure Schedule, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject PRI, Brooks or any of their Subsidiaries or ERISA Affiliates, directly or indirectly, to a Tax, penalty or liability for prohibited transactions imposed by ERISA Section 406 or Code Section 4975 and (ii) no fiduciary (as defined in Section 3(21) of ERISA) with respect to any such Employee Benefit Plan, for whose conduct PRI, Brooks or any of their Subsidiaries could have any liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.

     (d) Each Employee Benefit Plan required to be listed on Section 5.14 of the PRI Disclosure Schedule which is a "welfare plan" within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured and does not utilize a trust intended to be exempt from Tax pursuant to
Section 501 of the Code and neither PRI nor any Subsidiary is obligated to directly pay any such benefits or to reimburse any third Person payor for the payment of such benefits.

     (e) Each Employee Benefit Plan required to be listed on Section 5.14 of the PRI Disclosure Schedule which is a Pension Plan and which is subject to Sections 201, 301 or 401 of ERISA has received a favorable determination letter from the Internal Revenue Service covering all amendments required by the Tax Reform Act of 1986 and prior legislation and there are no circumstances that are likely to result in revocation of any such favorable determination letter. Except as noted on Section 5.14 of the PRI Disclosure Schedule, no Pension Plan has assets other than securities listed on a public exchange, public stock market, mutual fund shares registered under federal law, publicly traded debt or government debt instruments, or participant loans extended in accordance with its terms. Each Employee Benefit Plan required to be listed on Section 5.14 of the PRI Disclosure Schedule is and has been operated in material compliance with its terms and all applicable Laws and Orders currently in effect with respect thereto, and by its terms can be amended and/or terminated at any time.

     (f) Except as set forth on Section 5.14 of the PRI Disclosure Schedule with respect to each Employee Benefit Plan required to be listed on Section 5.14 of the PRI Disclosure Schedule, no event or omission has occurred, and there exists no condition, claim, or set of circumstances in connection with which PRI or any of its Subsidiaries could be subject to any liability, loss, damage, Tax, penalty or expense.

     (g) Except as set forth in Section 5.14 of the PRI Disclosure Schedule, the execution and delivery of this Agreement by PRI, the performance by PRI of its obligations hereunder and consummation by PRI of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any employee or former employee of PRI or any of its Subsidiaries to any payment, (ii) result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation, including but not limited to stock options or benefits under any deferred compensation plan, payable in respect of any employee or former employee of PRI or any of its Subsidiaries, or (iii) result in any parachute payment under
Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered.

     (h) PRI and its Subsidiaries will take all actions within their control to ensure that all actions required to be taken by a fiduciary of any Employee Benefit Plan required to be listed on Section 5.14 of the PRI Disclosure
Schedule in order to effectuate the transaction contemplated by this Agreement shall comply with the terms of such Employee Benefit Plan, ERISA and other applicable Laws.

     (i) Except as set forth in Section 5.14 of the PRI Disclosure Schedule, no Employee Benefit Plan required to be listed on Section 5.14 of the PRI Disclosure Schedule provides benefits, including without limitation death or medical benefits (through insurance or otherwise), with respect to any employee or former employee of PRI or any of its Subsidiaries beyond their retirement or other termination of service, other than (i) continuation or other coverage mandated by applicable Law, (ii) retirement or death benefits under any Pension Plan disclosed on Section 5.14 of the PRI Disclosure Schedule, (iii) disability benefits under any welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the consolidated books of PRI or (v) benefits in the nature of severance pay.

     (j) No Employee Benefit Plan required to be listed on Section 5.14 of the PRI Disclosure Schedule is a "multiple employer plan" as described in Section 3(40) of ERISA or Section 413(c) of the Code.

     (k) Neither PRI nor any of its Subsidiaries has proposed, agreed to or announced any changes to any Employee Benefit Plan required to be listed on
Section 5.14 of the PRI Disclosure Schedule that would cause an increase in benefits under any such Employee Benefit Plan (or the creation of new benefits or plans) or to change any employee coverage which would cause an increase in the expense of maintaining any such plan, except as required by amendments to
Section 401(a) of the Code.

     (l) Other than claims for benefits submitted by participants or beneficiaries in the ordinary course, no claim against, investigation or request for information, or Proceeding involving any Employee Benefit Plan required to be listed in Section 5.14 of the PRI Disclosure Schedule is pending or, to the Knowledge of PRI, threatened.

SECTION 5.15  INTELLECTUAL PROPERTY

     (a) As used herein, the term "PRI INTELLECTUAL PROPERTY ASSETS" shall mean all worldwide intellectual property rights which are material to the conduct of the business of PRI or one of its Subsidiaries as it is currently conducted or as proposed to be conducted by PRI or any of its Subsidiaries, including without limitation in both cases: (A) all trademarks, service marks, trade names, common law trademarks, business names, Internet domain names, trade dress, slogans, and the goodwill associated therewith, and all registrations or applications therefor (collectively, "PRI MARKS"); (B) all patents and patent applications (collectively, "PRI PATENTS"); (C) all copyrights in both published works and unpublished works, including training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works and software, firmware and videos, whether registered or unregistered, and all registrations or applications in connection therewith (collectively, "PRI COPYRIGHTS"); and (D) information which is considered to be secret, confidential and proprietary, including all trade secrets, know-how, confidential information, customer lists, technical information, proprietary information, technologies, processes and formulae, source code, object code, library functions, flow charts, algorithms, architecture, structure, display screens and development tools, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, "PRI SECRET INFORMATION").

     (b) Except as set forth in Section 5.15 of the PRI Disclosure Schedule, PRI or one of its Subsidiaries, as applicable, (i) owns all right, title and interest in and to each of the PRI Intellectual Property Assets, free and clear of all Encumbrances, or (ii) licenses or otherwise possesses legally valid and enforceable rights to use each of the PRI Intellectual Property Assets, and, in each case of clause (i) or (ii) PRI and its Subsidiaries may effect such transfer of such rights, if any, as is contemplated by this Agreement. PRI and its Subsidiaries have made all necessary filings and recordations to protect and maintain their interests in the PRI Intellectual Property Assets except where the failure to make such filings or recordation would not have a Material Adverse Effect on PRI.

     (c) Except as set forth in Section 5.15 of the PRI Disclosure Schedule, (i) a true, correct and complete list of all PRI Patents (excluding patent applications) owned by PRI or any of its Subsidiaries is set forth in Section
5.15 of the PRI Disclosure Schedule; (ii) to the Knowledge of PRI all PRI Patents owned by PRI or any of its Subsidiaries are valid and subsisting and all maintenance fees, annuities and the like required to be paid before the date hereof have been paid; (iii) to the Knowledge of PRI, none of the issued PRI Patents is infringed; (iv) to the Knowledge of PRI the validity or enforceability of the PRI Patents has not been challenged or threatened in any way by any Person; and (v) no Person has notified PRI in writing that any of the products or technology used, sold, offered for sale or licensed or proposed for use, sale, offer for sale or license by PRI or any of its Subsidiaries infringes any rights of any Person.

     (d) A true, correct and complete list of all registered PRI Marks owned by PRI or any of its Subsidiaries is set forth on Section 5.15 of the PRI Disclosure Schedule; (ii) to the Knowledge of PRI, all PRI Marks owned by PRI or any of its Subsidiaries are valid and subsisting; (iii) to the Knowledge of PRI, none of the PRI Marks is infringed or diluted, (iv) to the Knowledge of PRI, none of the PRI Marks owned by PRI or any of its Subsidiaries has been opposed or challenged, and, to the Knowledge of PRI, no claims exist against the use by PRI or any of its Subsidiaries of any PRI Marks; and (v) to the Knowledge of PRI all uses of registered PRI Marks are in conformance with applicable statutory and common law so as not to compromise the strength, good will, and integrity of the PRI Marks.

     (e) A true, correct and complete list of all presently registered PRI Copyrights owned by PRI or any of its Subsidiaries is set forth on Section 5.15 of the PRI Disclosure Schedule; (ii) to the Knowledge of PRI, all the PRI Copyrights owned by PRI or any of its Subsidiaries which are material to the consolidated business, whether or not registered, are valid and enforceable;
(iii) to the Knowledge of PRI, none of the PRI Copyrights is infringed or has been challenged or threatened in any way; and (iv) to the Knowledge of PRI, no claims exist against the use by PRI or any of its Subsidiaries of any writings or other expressions used in the business of PRI or any of its Subsidiaries as currently conducted or as proposed to be conducted.

     (f) PRI and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of their PRI Secret Information. To the Knowledge of PRI, the PRI Secret Information has not been used, divulged or appropriated for the benefit of any Person (other than PRI or any of its Subsidiaries). To the Knowledge of PRI, none of the PRI Secret Information is subject to any material adverse claim. Reasonably appropriate policies are in place to protect the continued secrecy, confidentiality and value of the PRI Secret Information.

     (g) To the Knowledge of PRI, no PRI Intellectual Property Asset is subject to any outstanding Order, Proceeding (other than pending Proceedings pertaining to applications for patent, trademark or copyright registration), or stipulation restricting in any manner the licensing thereof by PRI or any of its Subsidiaries. Neither PRI nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of the intellectual property rights of any other Person, other than indemnification as part of the sale or licensing of the products of PRI and its Subsidiaries in the ordinary course of business.

     (h) To the Knowledge of PRI, all employees, contractors, agents and consultants of PRI or any of its Subsidiaries who are involved in the creation of PRI Intellectual Property Assets or who have access to PRI Secret Information have executed a nondisclosure and assignment of inventions agreement to protect the confidentiality and to vest in PRI or any of its Subsidiaries exclusive ownership of PRI Intellectual Property Assets, except where the failure to have executed such an agreement will not have a Material Adverse Effect. To the Knowledge of PRI, neither PRI nor any of its Subsidiaries has written or oral agreements with any employees, contractors, agents or consultants with respect to the ownership of inventions, trade secrets or other works as a result of which any such employee, contractor, agent or consultant may have rights to any material portion of the PRI Intellectual Property Assets.

     (i) To the Knowledge of PRI, no officer, employee, contractor, agent or consultant of PRI or any of its Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant, in each case relating to the right of any such officer, employee, contractor, agent or consultant to be employed or engaged by PRI or any of its Subsidiaries because of the nature of the business conducted or to be conducted by it or relating to the use of trade secrets or proprietary information of others, and to PRI's Knowledge and belief, the continued employment or retention of its officers, employees, contractors, agents or consultants does not subject PRI or any of its Subsidiaries to any material liability with respect to any of the foregoing matters.

SECTION 5.16  ENVIRONMENTAL MATTERS

     (a) To the Knowledge of PRI, each of PRI and its Subsidiaries is in compliance in all material respects with applicable Environmental Laws, which compliance includes, but is not limited to, the possession by each of all Governmental Permits required by any Governmental Authority to operate its business or under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. Neither PRI nor any of its Subsidiaries has received notice of, nor, to the Knowledge of PRI, is any predecessor of any of them the subject of, any Environmental Claim or Remedial Action. To the Knowledge of PRI, PRI and its Subsidiaries have no material Environmental, Health and Safety Liabilities. To the Knowledge of PRI, there are no circumstances or conditions related to PRI or any of its Subsidiaries, their operations or Facilities that are reasonably likely to prevent or interfere with such compliance or give rise to an Environmental Claim or Remedial Action in the future.

     (b) There are no Environmental Claims that are pending or, to the Knowledge of PRI, threatened against PRI or any of its Subsidiaries or against any Person whose liability for any Environmental Claim PRI or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

     (c) To the Knowledge of PRI, neither PRI nor any of its Subsidiaries, nor any other Person acting on behalf of any of them, has disposed of, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon:
(i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any Facilities except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which, pursuant to CERCLA or any similar state Law, has been placed on the National Priorities List, CERCLIS or their state equivalents. To the Knowledge of PRI, there has not occurred during the period PRI or any of its Subsidiaries operated or possessed any Facility, nor is there presently occurring, a Release, or threatened Release, of any Hazardous Materials on, into or beneath the surface of, or adjacent to, any Facilities except for the use of household cleaners and office products in the ordinary course of business in material compliance with applicable Environmental Laws.

SECTION 5.17  LABOR MATTERS

     Neither PRI nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither PRI nor any of its Subsidiaries is the subject of any Proceeding of which PRI or any Subsidiary has received written notice or is otherwise aware asserting that PRI or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a PRI Material Adverse Effect, nor is there pending or, to the Knowledge of PRI, threatened, any labor strike, dispute, walkout, work stoppage or lockout involving PRI or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a PRI Material Adverse Effect.

SECTION 5.18  BROKERS

     No broker, investment banker, financial advisor or other person other than Morgan Stanley Dean Witter (the fees and expenses of which will be paid by PRI), is entitled to any broker's, finder's, financial advisor's or other similar fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PRI. PRI has furnished to Brooks true and complete copies of all agreements under which any such fees, commissions or payments are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or payments are payable.

SECTION 5.19  OPINION OF FINANCIAL ADVISOR

     The Board of Directors of PRI has received the oral opinion of Morgan Stanley Dean Witter on the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of PRI Common Stock into Brooks Common Stock is fair from a financial point of view to holders of shares of PRI Common Stock, and PRI has received the oral undertaking of Morgan Stanley Dean Witter to deliver to Brooks solely for informational purposes promptly after delivery thereof to PRI, a signed, written opinion to that effect, it being understood and agreed by Brooks that such opinion is for the benefit of the Board of Directors of PRI and may not be relied upon by Brooks, its Affiliates or any of their respective stockholders.

SECTION 5.20  OWNERSHIP OF BROOKS COMMON STOCK

     Except as set forth in Section 5.20 of the PRI Disclosure Schedule, as of the date hereof, neither PRI nor, to its Knowledge without independent investigation, any of its Affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Brooks.

SECTION 5.21  ANTITAKEOVER LAWS

     No "fair price," "business combination," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation, including, without limitation, Chapter 110C of the General Laws of The Commonwealth of Massachusetts, is or will be applicable to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 5.22  RIGHTS AGREEMENT

     Immediately prior to the execution of this Agreement, PRI has (a) duly entered into an appropriate amendment to the PRI Rights Plan, which amendment has been provided to Brooks, and approved by the Board of Directors of PRI and
(b) taken all other action necessary or appropriate so that the entering into of this Agreement by PRI and the entering into of the Voting Agreements by the stockholders of PRI specified in Section 5.23 of this Agreement does not and will not result in the ability of any Person to exercise any PRI Rights under the PRI Rights Plan or enable or require the PRI Rights issued thereunder to separate from the shares of PRI Common Stock to which they are attached or to be triggered or become exercisable.

SECTION 5.23  PRI ACTION

     PRI has obtained and delivered to Brooks a duly executed Voting Agreement of Mordechai Wiesler, Mitchell G. Tyson, Cosmo S. Trapani, Amram Rasiel, Boruch
B. Frusztajer, Alexander V. d'Arbeloff and Kenneth M. Thompson substantially in the form attached hereto as Exhibit 5.23A pursuant to which among other things each such Person has agreed to vote all PRI Common Stock owned by such Person or over which he has voting control, in favor of this Agreement and the Merger and irrevocably granted a proxy, coupled with an interest, to Brooks or its designee to vote such shares of PRI Common Stock in favor of this Agreement and the Merger. Mitchell G. Tyson has entered into and delivered the Employment Agreement with Brooks in the form attached hereto as Exhibit 5.23B.

SECTION 5.24  PRODUCT WARRANTIES; PRODUCT LIABILITY

     Section 5.24 of the PRI Disclosure Schedule sets forth the aggregate expenses incurred by PRI's customer support and service center in fulfilling its obligations under its guaranty, warranty and right of return provisions during the fiscal year ended September 30, 2000, and PRI has no reason to believe that such expenses will significantly increase as a percentage of sales in the future. Except as set forth in Section 5.24 of the PRI Disclosure Schedule, no claim has been asserted against PRI or any of its Subsidiaries since October 1, 1999 for renegotiation or price redetermination of any completed business transaction.

SECTION 5.25  CERTAIN TAX MATTERS

     To its Knowledge, after consulting with its independent auditors, neither PRI nor any of its Affiliates has taken or agreed to take any action that would
(i) prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code or (ii) interfere with Brooks' ability to continue to account for any past acquisition as a pooling of interests, if such acquisition was accounted for as a pooling of interests.

SECTION 5.26  COMPLIANCE WITH INVESTMENT COMPANY ACT

     PRI is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

             ARTICLE VI.  REPRESENTATIONS AND WARRANTIES RELATED TO
                               BROOKS MERGER SUB

     Brooks and Brooks Merger Sub hereby, jointly and severally, represent and warrant to PRI that the representations and warranties in this Article VI are true and correct.

SECTION 6.1  ORGANIZATION

     Brooks Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Brooks owns all of the issued and outstanding capital stock of Brooks Merger Sub.

SECTION 6.2  CAPITALIZATION

     The authorized capital stock of Brooks Merger Sub consists of 200,000 shares of common stock, par value $0.01 per share (the "BROOKS MERGER SUB COMMON STOCK"), of which 100 shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and nonassessable and held by Brooks, and no shares of Brooks Merger Sub Common Stock are held in the treasury of Brooks Merger Sub. Other than as contained in this Agreement, there are no authorized or outstanding options, warrants, calls, rights, commitments or other agreements of any character to which Brooks Merger Sub is a party or by which it is bound requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Brooks Merger Sub.

SECTION 6.3  AUTHORIZATION OF TRANSACTION

     Brooks Merger Sub has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of this Agreement and the Ancillary Agreements and the consummation by Brooks Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Brooks Merger Sub. This Agreement and the Ancillary Agreements to which Brooks Merger Sub is a party have been duly and validly executed and delivered by Brooks Merger Sub and constitute legal, valid and binding obligations of Brooks Merger Sub, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

            ARTICLE VII.  COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 7.1  CONDUCT OF BUSINESS BY BROOKS

     (a) Except as otherwise expressly contemplated by this Agreement, or as consented to by PRI in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Brooks shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Brooks shall not, and shall not permit any of its Subsidiaries to:

        (i) other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Brooks to its parent, or by a Subsidiary that is partially owned by Brooks or any of its Subsidiaries, provided that Brooks or any such Subsidiary receives or is to receive its proportionate share thereof, (A) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Brooks Common Stock upon the exercise of Brooks Options or Brooks Warrants which are either outstanding as of the date hereof in accordance with their present terms, including cashless exercise, or are permitted to be issued pursuant to Section 7.1(a)(ii) hereof, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Brooks or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such securities (except the deemed acceptance of shares of Brooks Common Stock upon cashless exercise of Brooks Options or Brooks Warrants, or in connection with withholding obligations relating thereto and except from former employees, directors and consultants in accordance with agreements existing on the date hereof and providing for the repurchase of shares in connection with any termination of service of such party);

        (ii) issue, deliver, sell or subject to any Encumbrance any shares of the capital stock of Brooks or any of its Subsidiaries, any other voting securities or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in any transaction which would materially delay or impair the ability of Brooks to perform its obligations under this Agreement, and in any such case not for less than the then current market price of such securities, provided that the foregoing shall not prohibit (A) the issuance of Brooks Common Stock or warrants to purchase Brooks Common Stock in connection with any acquisition permitted by Section 7.1(a)(iv) or the issuance (or deemed issuance, by way of assumption or otherwise) of options or warrants to purchase Brooks Common Stock in exchange for outstanding securities, rights, warrants or options to acquire any securities of another Person in connection with any such acquisition, (B) the issuance of Brooks Common Stock upon the exercise of Brooks Options or Brooks Warrants outstanding as of the date hereof in accordance with their present terms, (C) the issuance of Brooks Options (and shares of Brooks Common Stock upon the exercise thereof) granted after the date hereof either in the ordinary course of business or in connection with and promptly following an acquisition permitted by Section 7.1(a)(iv), or (D) the issuance of Brooks Rights (and shares of Brooks Preferred Stock upon the exercise thereof) in accordance with the terms of the Brooks Rights Plan, as in effect on the date hereof so long as nothing permitted by the foregoing (A) through (D) shall materially delay or impair the ability of Brooks to perform its obligations under this Agreement.

        (iii) amend any of its Organizational Documents other than as contemplated by this Agreement;

        (iv) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner), any business or any Person in a manner which would materially delay or impair the ability of Brooks to perform its obligations under this Agreement or that would either involve aggregate consideration in excess of $200 million or require the approval of Brooks stockholders under the Organizational Documents of Brooks or the rules and regulations of the Nasdaq Stock Market, Inc. applicable to Brooks. (For purposes hereof, "aggregate consideration" shall equal the sum of (A)(1) the amount of cash to be paid, (2) the value of any shares of Brooks Common Stock (valued at the closing price of the Brooks Common Stock on Nasdaq on the day prior to announcement of such acquisition) to be delivered, and (3) the fair market value of any non-cash or non-Brooks Common Stock consideration (including the issuance (or deemed issuance, by way of assumption or otherwise) of options or warrants to purchase Brooks Common Stock in exchange for outstanding securities, rights, warrants or options to acquire any securities of another Person in connection with any such acquisition, and in any case as determined by the Brooks Board of Directors in good faith as of the day prior to announcement of such acquisition) to be delivered to the seller or its security holders in connection with such acquisition, and
     (B) the amount of liabilities directly or indirectly assumed by Brooks or its Subsidiaries or retired or defeased in connection with such acquisition, including contingent liabilities to the extent they can be estimated by the Brooks Board of Directors in good faith as of the day prior to the announcement of such acquisition);

        (v) authorize, or commit or agree to take, any of the foregoing actions, provided that the limitations set forth in this Section shall not apply to any transaction between Brooks and any wholly owned Subsidiary or between any wholly owned Subsidiaries of Brooks.

     (b) Except as required by Law, Brooks shall not, and shall not permit any of its Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue or inaccurate at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue or inaccurate in any material respect at the Effective Time, or (iii) any of the conditions to the consummation of this Agreement and the transaction contemplated hereby as set forth in Article IX not being satisfied.

     (c) Brooks shall promptly advise PRI orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it or any of its Subsidiaries to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any Material Adverse Effect or any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a Material Adverse Effect on the truth of their respective representations and warranties or the ability of the conditions set forth in Article IX to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 7.2  CONDUCT OF BUSINESS BY PRI

     (a) Except as otherwise expressly contemplated by this Agreement, or as consented to by Brooks in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, PRI shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, PRI shall not, and shall not permit any of its Subsidiaries to:

        (i) other than dividends and distributions by a direct or indirect wholly owned Subsidiary of PRI to its parent, or by a Subsidiary that is partially owned by PRI or any of its Subsidiaries, provided that PRI or any such Subsidiary receives or is to receive its proportionate share thereof, and except as contemplated by the PRI Exchangeable Share Provisions, (A) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of PRI Common Stock upon the exercise of PRI Options or PRI Warrants which are either outstanding as of the date hereof in accordance with their present terms, including cashless exercise, or are permitted to be issued pursuant to Section 7.2(a)(ii) hereof, or (C) purchase, redeem or otherwise acquire any shares of capital stock of PRI or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such securities (except, the deemed acceptance of shares of PRI Common Stock upon cashless exercise of PRI Options or PRI Warrants, or in connection with withholding obligations relating thereto and except from former employees, directors and consultants in accordance with agreements existing on the date hereof and providing for the repurchase of shares in connection with any termination of service of such party);

        (ii) issue, deliver, sell or subject to any Encumbrance (other than Encumbrances disclosed in Section 5.2 of the PRI Disclosure Schedule) any shares of the capital stock of PRI or any of its Subsidiaries, any other voting securities or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (A) the issuance of PRI Common Stock or warrants to purchase PRI Common Stock in connection with any acquisition permitted by Section 7.2(a)(iv), or the issuance (or deemed issuance, by way of assumption or otherwise) of options or warrants to purchase PRI Common Stock in exchange for outstanding securities, rights, warrants or options to acquire any securities of another Person in connection with any such acquisition, (B) the issuance of PRI Common Stock upon the exercise of PRI Options or PRI Warrants outstanding as of the date hereof in accordance with their present terms,
     (C) the issuance to existing or new employees of PRI Options (and shares of PRI Common Stock upon the exercise thereof) in an aggregate amount not to exceed 200,000 (net of cancellations) granted after the date hereof, (D) the issuance of PRI Options (and shares of Common Stock upon exercise thereof) to employees of an acquired business in connection with and promptly following an acquisition permitted by Section 7.2(a)(iv) in a manner consistent with Brooks' past practice in connection with acquisitions, (E) the issuance of PRI Common Stock upon the exchange, redemption or retraction of PRI Exchangeable Shares or (F) the issuance of PRI Rights (and shares of Class One Preferred Stock upon the exercise thereof) in accordance with the terms of the PRI Rights Plan, as in effect on the date hereof;

        (iii) amend any of its Organizational Documents;

        (iv) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner), any business or any Person; provided that PRI may acquire or contract to acquire one or more additional businesses with an aggregate consideration of not more than $5 million and in each case in a manner which would not materially delay or impair the ability of PRI to perform its obligations under this Agreement and which is reasonably expected to be accretive to PRI's earnings within 12 months following consummation. (For purposes hereof, "aggregate consideration" shall equal the sum of (A)(1) the amount of cash to be paid, (2) the value of any shares of PRI Common Stock (valued at the closing price of the PRI Common Stock on Nasdaq on the day prior to announcement of such acquisition) to be delivered, and (3) the fair market value of any non-cash or non-PRI Common Stock consideration (including the issuance (or deemed issuance, by way of assumption or otherwise) of options or warrants to purchase PRI Common Stock in exchange for outstanding securities, rights, warrants or options to acquire any securities of another Person in connection with any such acquisition, and in any case as determined by the PRI Board of Directors in good faith as of the day prior to announcement of such acquisition) to be delivered to the seller or its security holders in connection with such acquisition, and (B) the amount of liabilities directly or indirectly assumed by PRI or its Subsidiaries or retired or defeased in connection with such acquisition, including contingent liabilities to the extent they can be estimated by the PRI Board of Directors in good faith as of the day prior to the announcement of such acquisition);

        (v) sell, lease, license, mortgage or otherwise create an Encumbrance on or otherwise dispose of any of its existing properties or assets (including securitizations) other than the sale of the E-machine machine shop and other than in the ordinary course of business consistent with past practice;

        (vi) acquire, purchase or lease capital assets or otherwise incur a capital expenditure in excess of $8 million in the aggregate;

        (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any Person for borrowed money for principal amounts in excess of $5 million on or before January 31, 2002 or for principal amounts in excess of $20 million after January 31, 2002, other than letters of credit issued for the benefit of customers of PRI in the ordinary course of business;

        (viii) accelerate, amend or change the period of exercisability of options or restricted stock granted (or permitted by this Agreement to be granted after the date hereof) under any PRI stock plan or authorize cash payments in exchange for any options granted (or permitted by this Agreement to be granted after the date hereof) under any such plan except as required by the terms of such plan or any related agreements in effect as of the date of this Agreement;

        (ix) (A) increase the compensation payable or to become payable to its officers or employees, except for increases in salary, wages or bonus of employees in the ordinary course of business consistent with past practices (which include market adjustments), (B) grant any additional severance or termination benefits to, or enter into any severance agreements with, any employees or officers other than severance or termination payments to employees in connection with (i) reductions in force or (ii) terminations of individual employees by PRI in the normal course of business, provided that no such benefits or agreements shall be provided to any of PRI's directors or twenty highest paid current employees except in connection with a reduction in force and in a manner consistent with past practice for such reductions in force, (C) enter into any collective bargaining agreement (other than as required by Law), (D) establish, adopt, enter into or amend any Employee Benefit Plan for the benefit of any directors, officers or employees;

        (x) compromise or settle any Proceeding if such compromise or settlement would obligate PRI or any of its Subsidiaries to pay and/or assume liabilities greater than $3 million, individually or in the aggregate, or to take or refrain from any other action (other than as a result of a breach of this Agreement);

        (xi) except in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any PRI Material Contract or waive, release or assign any material rights or claims thereunder; (xii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or a change in the rules and regulations of the SEC; or

        (xiii) authorize, or commit or agree to take, any of the foregoing actions, provided that the limitations set forth in this Section shall not apply to any transaction between PRI and any wholly owned Subsidiary or between any wholly owned Subsidiaries of PRI.

     (b) Except as required by Law, PRI shall not, and shall not permit any of its Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue or inaccurate at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue or inaccurate in any material respect at the Effective Time, or (iii) any of the conditions to the consummation of this Agreement and the transaction contemplated hereby as set forth in Article IX not being satisfied.

     (c) PRI shall promptly advise Brooks orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it or any of its Subsidiaries to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any Material Adverse Effect or any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a Material Adverse Effect on the truth of their respective representations and warranties or the ability of the conditions set forth in Article IX to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 7.3  NO SOLICITATION BY PRI

     (a) PRI shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a PRI Takeover Proposal or (ii) participate in any discussions or negotiations regarding any PRI Takeover Proposal; provided, however, that if the Board of Directors of PRI determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to PRI's stockholders under applicable law, PRI may, in response to a PRI Takeover Proposal which was not solicited by it, which did not otherwise result from a breach of this Section, which the Board of Directors of PRI determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is reasonably likely to lead to a PRI Superior Proposal, and which is made Known to or received by PRI prior to the obtaining of the PRI Stockholder Approval, and subject to providing prior written notice of its decision to take such action to Brooks and compliance with paragraph (c) below, (x) furnish information with respect to PRI and its Subsidiaries to the person making such PRI Takeover Proposal pursuant to a customary confidentiality agreement (as determined by PRI after consultation with its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement) and (y) participate in discussions or negotiations regarding such PRI Takeover Proposal.

     (b) Except as expressly permitted by this Section, neither PRI nor the Board of Directors of PRI nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Brooks, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any PRI Takeover Proposal, or (iii) cause PRI to enter into any express or implied letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "PRI ACQUISITION AGREEMENT") related to any PRI Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the PRI Stockholder Approval, the Board of Directors of PRI, to the extent that it determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to PRI's stockholders under applicable law, may (subject to this and the following sentences) recommend any PRI Superior Proposal, but only at a time that is after the fifth business day following Brooks' receipt of written notice advising Brooks that the Board of Directors of PRI is prepared to recommend a PRI Superior Proposal, specifying the terms and conditions of such PRI Superior Proposal and identifying the person making such PRI Superior Proposal. During this five business day period, Brooks may make, and in such event PRI shall consider, a counterproposal to such PRI Superior Proposal, and, subject to the fiduciary duties of PRI's Board of Directors, PRI (i) shall itself and shall cause its financial and legal advisors to negotiate on its behalf with Brooks with respect to the terms and conditions of such counterproposal for a reasonable period of time given the terms and conditions of such counterproposal and such PRI Superior Proposal, and (ii) shall accept such Brooks counterproposal unless the Board of Directors of PRI determines in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation, that such Brooks counterproposal is less favorable to PRI's stockholders than such PRI Superior Proposal.

     (c) In addition to the obligations of PRI set forth in paragraphs (a) and
(b) of this Section, PRI shall immediately advise Brooks orally and in writing of any request for information or of any PRI Takeover Proposal, the material terms and conditions of such request or PRI Takeover Proposal and the identity of the person making such request or PRI Takeover Proposal. PRI will keep Brooks reasonably informed on a current basis of the status and details (including amendments or proposed amendments) of any such request or PRI Takeover Proposal.

     (d) Nothing contained in this Section shall prohibit PRI from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to PRI's stockholders or the public if, in the good faith judgment of the Board of Directors of PRI, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as expressly permitted by this Section, neither PRI nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a PRI Takeover Proposal.

     (e) Nothing in this Section 7.3 shall (i) permit PRI to terminate this Agreement (except as specifically provided in Section 10.1 hereof), (ii) permit PRI to enter into any PRI Acquisition Agreement during the term of this Agreement (it being agreed that during the term of this Agreement, PRI shall not enter into any agreement with any person that provides for, or in any way facilitates, a PRI Takeover Proposal (other than a confidentiality agreement of the type referred to in Section 7.3(a) above)) or (iii) affect any other obligation of PRI under this Agreement.

     (f) Nothing contained in this Section shall prohibit PRI from advising any Person making a PRI Takeover Proposal that PRI is bound by the terms of this Agreement or from negotiating the confidentiality agreement described in Section 7.3(a).

                      ARTICLE VIII.  ADDITIONAL AGREEMENTS

SECTION 8.1 PREPARATION OF REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS; STOCKHOLDERS MEETINGS

     (a) As soon as practicable following the date of this Agreement, PRI and Brooks shall prepare and file with the SEC (and, if applicable exemptions are not available, with the Canadian Regulators under the MJDS Policy) a joint proxy statement/prospectus (such joint proxy statement/prospectus, together with any accompanying letters to stockholders, notices of meeting and forms of proxy, shall be referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS") and Brooks shall prepare and file with the SEC (and, if applicable, the Canadian Regulators under the MJDS Policy) the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of PRI and Brooks shall use reasonable efforts to have the Registration Statement declared effective under the Securities Act (and to comply with the MJDS Policy, if applicable) as promptly as practicable after such filing. PRI will use reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to PRI's stockholders, and Brooks will use reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Brooks' stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act (and, if applicable, determined by Brooks and PRI to comply with the MJDS Policy). Brooks shall take any action (other than qualifying to do business in any jurisdiction in which Brooks or PRI is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state and provincial securities laws in connection with the issuance of Brooks Common Stock in the Merger. PRI shall furnish all information concerning itself and the holders of its stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement/Prospectus will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. Brooks will advise PRI, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Brooks Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC or the Canadian Regulators for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC or the Canadian Regulators for additional information. PRI shall cause a meeting of the holders of the PRI Exchangeable Shares to be called and held in accordance with applicable Canadian Law as soon as practicable following the date of this Agreement for purposes of approving, and, to the extent required, PRI will approve and will cause PRI Subco to approve the Amended Canadian Articles, the Amended Support Agreement and the Amended Voting and Exchange Trust Agreement and any other matters required as a result of the Merger and the transactions contemplated hereby, and shall prepare, file and distribute any proxy circular required by applicable Canadian Law or the PRI Exchangeable Share Provisions. No such filing of, or amendment or supplement to, the proxy circular will be made without providing Brooks a reasonable opportunity to review and comment thereon. If the Board of Directors of PRI shall recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, the Board of Directors of PRI Canada shall recommend to the holders of the PRI Exchangeable Shares the approval and adoption of any such amendments or other matters. Brooks shall cooperate with PRI and PRI Canada in the preparation of any such proxy circular and shall furnish all information concerning itself and the holders of its stock as may be reasonably required in connection therewith. PRI shall use its best efforts to cause PRI Canada to hold such meeting on the same date as the PRI Stockholders' Meeting and the Brooks Stockholders' Meeting.

     (b) If, at any time prior to the Effective Time, any information relating to PRI or Brooks, or any of their respective Affiliates, officers or directors, is discovered by a party hereto which should be set forth in an amendment or supplement to the Registration Statement, the Joint Proxy Statement/Prospectus or any Canadian proxy circular, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of PRI and Brooks (and, if applicable, necessary action will be taken to comply with the requirements of the Canadian Regulators).

     (c) PRI shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (and, if applicable, determined by Brooks and PRI to comply with the MJDS Policy), duly call, give notice of, convene and hold a meeting of its stockholders (the "PRI STOCKHOLDERS MEETING") in accordance with the MBCL for the purpose of obtaining the PRI Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby; provided however, that in the event of a PRI Takeover Proposal the Board of Directors of PRI may withdraw or modify such recommendation if (but only if) (i) the Board of Directors of PRI has received a PRI Superior Proposal and (ii) PRI has complied with the provisions of Section 7.3, but any such withdrawal of recommendation shall not obviate the obligation to hold the PRI Stockholders Meeting.

     (d) Brooks shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (and, if applicable, determined by Brooks and PRI to comply with the MJDS Policy), duly call, give notice of, convene and hold a meeting of its stockholders (the "BROOKS STOCKHOLDERS MEETING") in accordance with the DGCL for the purpose of obtaining the Brooks Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

     (e) Brooks and PRI will use best efforts to hold the PRI Stockholders Meeting and the Brooks Stockholders Meeting on the same date and as soon as reasonably practicable after the effectiveness of the Registration Statement (and, if applicable, compliance with the MJDS Policy) and each will use its best efforts to solicit from its stockholders proxies in favor of this Agreement and the Merger.

     (f) At the Brooks Stockholders Meeting, Brooks shall submit to the stockholders of Brooks in accordance with the DGCL a proposal to change the name of Brooks in accordance with Section 2.7 hereof, and shall, through its Board of Directors, recommend to its stockholders the approval of such change in the name of Brooks. Brooks will use its best efforts to solicit from its stockholders proxies in favor of such change in the name of Brooks. If the stockholders of Brooks approve such change in the name of Brooks, Brooks shall not, for a period of one year, make any further change in its name (including any change for purposes of doing business).

     (g) As soon as practicable after the date of this Agreement, Brooks shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and applicable Canadian securities laws.

SECTION 8.2  LETTERS OF PRI'S ACCOUNTANTS

     PRI shall use reasonable efforts to cause to be delivered to Brooks two letters from PRI's independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to Brooks, in form and substance reasonably satisfactory to Brooks and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. At the request of PRI Canada, PRI shall use reasonable efforts to cause to be delivered to PRI Canada two letters from PRI's independent accountants, one dated a date within two business days before the date on which PRI Canada shall distribute any proxy circular to holders of the PRI Exchangeable Shares and one dated a date within two business days before the Closing Date, each addressed to PRI Canada, in form and substance reasonably satisfactory to PRI Canada and customary in scope for comfort letters delivered by independent public accountants in connection with proxy circulars similar to such proxy circular.

SECTION 8.3  LETTERS OF BROOKS' ACCOUNTANTS

     Brooks shall use reasonable efforts to cause to be delivered to PRI two letters from Brooks' independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to PRI, in form and substance reasonably satisfactory to PRI and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. At the request of PRI Canada, Brooks shall use reasonable efforts to cause to be delivered to PRI Canada two letters from Brooks' independent accountants, one dated a date within two business days before the date on which PRI Canada shall distribute any proxy circular to holders of the PRI Exchangeable Shares and one dated a date within two business days before the Closing Date, each addressed to PRI Canada, in form and substance reasonably satisfactory to PRI Canada and customary in scope for comfort letters delivered by independent public accountants in connection with proxy circulars similar to such proxy circular.

SECTION 8.4  ACCESS TO INFORMATION; CONFIDENTIALITY

     Subject to the Confidentiality Agreement and subject to restrictions contained in confidentiality agreements to which such party is subject (which such party will use its best efforts to have waived) and applicable Law, upon reasonable notice, each of PRI and Brooks shall, and shall cause its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all properties, books, contracts, commitments, personnel and records of itself and its Subsidiaries. During such period, each of PRI and Brooks shall, and shall cause its Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 8.4 shall affect any representation or warranty given by the other party hereto. Each of PRI and Brooks will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 8.5  BEST EFFORTS

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, and to satisfy the conditions set forth in Article IX hereof, including (i) the obtaining of all actions or non-actions, waivers, consents, approvals, exemptions, authorizations and Orders from Governmental Authorities and the making of all declarations, registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Authority, (ii) the obtaining of all consents, approvals or waivers from third parties that are (A) necessary to consummate the transactions contemplated hereby, (B) required to be disclosed in the Brooks Disclosure Schedule or the PRI Disclosure Schedule, as the case may be, or (C) required to prevent a PRI Material Adverse Effect or a Brooks Material Adverse Effect from occurring before or after the Effective Time, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any Order entered by any Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 8.5 will limit or affect actions permitted to be taken pursuant to Section 7.3.

     (b) Without limiting the foregoing, PRI and Brooks shall (i) take all action necessary to ensure that no state "fair price," "business combination," "moratorium," "control share acquisition" or other form of antitakeover Law is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any such Law becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

SECTION 8.6  INDEMNIFICATION, EXCULPATION AND INSURANCE

     (a) Brooks agrees to maintain in effect in accordance with their terms all rights to indemnification, exculpation from liabilities and reimbursement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of PRI and its Subsidiaries as provided in their Organizational Documents and any indemnification contracts between PRI and their respective current or former directors and officers. In addition, from and after the Effective Time, persons who become directors or officers of Brooks pursuant to this Agreement or otherwise in connection with the Merger will be entitled to rights and protections with respect to indemnity, exculpation and reimbursement of expenses at least as favorable to them as the rights and protections held by the directors and officers of Brooks immediately before the Effective Time.

     (b) In the event that Brooks or its successor or assign (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or Person of such consolidation or merger or

(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that such successor or assign assumes the obligations set forth in this Section.

     (c) The provisions of this Section (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 8.7  FEES AND EXPENSES

     (a) Except as provided in this Section, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Brooks and PRI shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement/Prospectus (including SEC filing fees).

     (b) In the event that (i) (A) a PRI Takeover Proposal shall have been made Known to PRI or any of its Subsidiaries or shall have been made directly to PRI's stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a PRI Takeover Proposal, and (B) thereafter this Agreement is terminated by either Brooks or PRI pursuant to
Section 10.1(b)(ii) or by Brooks pursuant to Section 10.1(c) (but only if such termination is based upon PRI's failure to perform any of its covenants or agreements contained herein, (ii) (A) there is a material breach by PRI (acting through one of its executive officers, directors or authorized investment bankers or counsel) of Section 7.3(a) of this Agreement which is not cured within 24 hours after PRI's Chairman, Chief Executive Officer, Chief Financial Officer or Vice President of Strategic Business Development becomes aware of the breach and (B) thereafter this Agreement is terminated by Brooks pursuant to
Section 10.1(c) (but only if such termination is based upon PRI's failure to perform any of its covenants or agreements contained in Section 7.3(a) of this Agreement), or (iii) this Agreement is terminated by Brooks pursuant to Section 10.1(e), then PRI in either case shall promptly, but in no event later than two days after the date of such termination, pay Brooks a fee equal to $14,000,000 plus the reasonable out-of-pocket expenses of Brooks incurred since October 1, 2001 and paid in connection with the transactions contemplated by this Agreement (together, the "PRI TERMINATION FEE"), payable by wire transfer of same day funds; provided, however, that no PRI Termination Fee shall be payable to Brooks pursuant to clause (i) of this paragraph (b) unless and until within 12 months after such termination PRI or any of its Subsidiaries enters into any PRI Acquisition Agreement pursuant to such PRI Takeover Proposal (or any other transaction with the Person making such PRI Takeover Proposal or any Affiliate of such Person, which transaction would itself be a PRI Takeover Proposal) or any such PRI Takeover Proposal (or any other transaction with the Person making such PRI Takeover Proposal or any Affiliate of such Person, which transaction would itself be a PRI Takeover Proposal) is consummated, in which event the PRI Termination Fee shall be payable upon the first to occur of such events. For purposes of Section 8.7(b)(ii), (x) materiality shall be determined by reference to the effect of the action on the completion of the Merger and (y) a breach shall be deemed cured if, within the time frame specified, either (A) PRI shall disavow in writing the action that constituted such breach, (B) Brooks shall request such a disavowal in a written form reasonably acceptable to PRI, and PRI shall have provided such disavowal within 48 hours after such request, or (C) PRI shall inform Brooks of the breach and Brooks shall not request such a written disavowal. PRI acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Brooks would not enter into this Agreement; accordingly, if PRI fails promptly to pay the amount due pursuant to this paragraph (b), and, in order to obtain such payment, Brooks commences a suit which results in a judgment against PRI for the fee set forth in this paragraph
(b), PRI shall pay to Brooks its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of ABN Amro in effect on the date such payment was required to be made.

SECTION 8.8  PUBLIC ANNOUNCEMENTS

     Brooks and PRI will consult with each other a reasonable time before issuing, and provide each other a reasonable opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange or stock market on which listed.

SECTION 8.9  STOCK LISTING

     Until the earlier of the termination of this Agreement or the Effective Time, PRI shall continue the quotation of the PRI Common Stock on Nasdaq. Brooks shall use best efforts to cause the Brooks Common Stock issuable under Article III, including Brooks Common Stock issuable upon exercise of the PRI Options and PRI Warrants to purchase share of Brooks Common Stock described in Section 3.4 and upon the exchange redemption or retraction of the PRI Exchangeable Shares, to be approved for listing on Nasdaq, subject to official notice or issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

SECTION 8.10  TAX TREATMENT

     Each of Brooks and PRI shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 9.1(h). After the Effective Time, Brooks shall continue the historic business of PRI or use a significant portion of PRI's historic business assets in a business and shall use its best efforts to avoid taking any action that would cause the Merger to fail to qualify as a reorganization under the provisions of such Section 368.

SECTION 8.11  CONVEYANCE TAXES

     Brooks and PRI shall cooperate in the preparation, execution and filing of all Tax Returns or other documents regarding any real property transfer or gains taxes, or other Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed at or before the Effective Time. Brooks shall pay, and PRI shall pay, without deduction or withholding from any amount payable to the holders of their Common Stock, any such Taxes imposed by any Governmental Authority (and any penalties and interest with respect to such Taxes), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

SECTION 8.12  RESTRAINTS

     Each of the parties shall use its best efforts to prevent the entry of any Restraints and to appeal as promptly as possible any Restraints that may be entered.

SECTION 8.13  SECTION 16 MATTERS

     Before the Effective Time, the Board of Directors of Brooks shall adopt such resolutions, in form and substance reasonably satisfactory to Brooks and PRI, as are necessary to exempt from the application of Section 16(b) of the Exchange Act the acquisition of any security of Brooks pursuant to or in connection with the Merger by any person who becomes a director or officer of Brooks, as those terms are defined in Rule 16a-1 under the Exchange Act, pursuant to this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

SECTION 8.14  BENEFIT PLANS

     (a) As soon as administratively practicable after the Effective Time, Brooks shall take all reasonable action so that employees of PRI and its Subsidiaries shall be entitled to participate in each Brooks Employee

Benefit Plan to the same extent as similarly-situated employees of Brooks and its Subsidiaries (it being understood that inclusion of the employees of PRI and its Subsidiaries in the Brooks Employee Benefit Plans may occur at different times with respect to different plans). Brooks shall cause each Brooks Employee Benefit Plan in which employees of PRI and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with PRI and its Subsidiaries to the same extent as such service was credited for such purposes by PRI.

     (b) Brooks shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of PRI existing as of the Effective Date, as well as all employment or severance agreements, plans or policies of PRI.

     (c) If employees of PRI or any of its Subsidiaries become eligible to participate in a medical, dental or vision benefits plan of Brooks, Brooks shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, dental or vision benefits plans of Brooks, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous PRI Employee Benefit Plan prior to the Effective Time.

                        ARTICLE IX. CONDITIONS PRECEDENT

SECTION 9.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

     The obligation of each party to effect the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) Stockholder Approvals. Each of the PRI Stockholder Approval and the Brooks Stockholder Approval shall have been obtained.

        (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        (c) Approvals. Other than the filing provided for under Section 2.4, all Orders, consents, waivers, exemptions, approvals or authorizations of, declarations, filings or registrations with, or giving of notice to, any Person or Governmental Authority required of PRI, Brooks, or any of their Subsidiaries to consummate this Agreement, the Merger and the other transactions contemplated hereby, the failure of which to be obtained or made (i) is reasonably expected to have a Material Adverse Effect on Brooks and its Subsidiaries, taken as a whole, or (ii) will result in a violation of any Laws, shall have been obtained or made, all in form and substance reasonably satisfactory to PRI and Brooks.

        (d) No Injunctions or Restraints. No Order or Law entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition (collectively, "RESTRAINTS") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on PRI or Brooks, as applicable.

        (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement/Prospectus by each of PRI and Brooks to their respective stockholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC. The Joint Proxy Statement/Prospectus shall not on the Closing Date be subject to any similar proceedings commenced or threatened by the Canadian Regulators.

        (f) Stock Listing. The shares of Brooks Common Stock issuable to PRI's stockholders as contemplated by Article III, and the shares of Brooks Common Stock issuable upon exercise of PRI Options and PRI Warrants described in Section 3.4 and upon the exchange, redemption or retraction of the PRI Exchangeable Shares, shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance. The Toronto Stock Exchange shall have approved the continued listing of the PRI Exchangeable Shares on such exchange.

        (g) Shelf Registration Statement.  Unless the condition set forth in
     Section 9.3(d)(B) shall be satisfied, Brooks shall be eligible to file and shall have filed a registration statement on Form S-3 pursuant to Rule 415 under the Securities Act with respect to the issuance of shares of Brooks Common Stock to the holders of PRI Exchangeable Shares upon the exchange, redemption or retraction thereof in accordance with the PRI Exchangeable Share Provisions; such registration statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

        (h) Tax Opinion. Brooks shall have received from Ropes & Gray, tax counsel to Brooks, and PRI shall have received from Foley, Hoag & Eliot LLP, tax counsel to PRI, on a date immediately prior to the mailing of the Joint Proxy Statement/Prospectus and on the Closing Date, opinions, in each case dated as of such respective dates, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel for Brooks and PRI shall be entitled to rely upon representations of officers of Brooks and PRI substantially in the form of Exhibits 9.1(h)A and 9.1(h)B hereto.

SECTION 9.2  CONDITIONS TO OBLIGATIONS OF BROOKS

     The obligation of Brooks to effect the Brooks Merger and the other transactions contemplated by this Agreement is further subject to satisfaction or waiver of the following conditions:

        (a) Representations and Warranties. The representations and warranties of PRI set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or Material Adverse Effect set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on PRI.

        (b) Performance of Obligations of PRI. PRI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

        (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any Material Adverse Change relating to PRI.

        (d) PRI Exchangeable Share Matters. (A) (i) PRI shall have received all approvals necessary from PRI Canada, the holders of the PRI Exchangeable Shares and such other persons as shall be necessary under the PRI Exchangeable Share Provisions, the Amended Support Agreement and Amended Voting and Exchange Trust Agreement entered into by PRI in connection with the PRI Exchangeable Shares and applicable Law in connection with the Merger and all transactions contemplated under this Agreement and (ii) the Amended MRRS Decision Document shall have been obtained, or (B) if any approvals referred to in clause (i) are required but not obtained, then all but not less than all of the then outstanding PRI Exchangeable Shares shall have been redeemed in accordance with the PRI Exchangeable Share Provisions and applicable Law (or PRI Subco shall have exercised its Redemption Call Right (as defined in the PRI Exchangeable Share Provisions) in accordance with the PRI Exchangeable Share Provisions and applicable Law with respect to all but not less than all of the then outstanding PRI Exchangeable Shares).

SECTION 9.3  CONDITIONS TO OBLIGATIONS OF PRI

     The obligation of PRI to effect the Merger and the other transactions contemplated by this Agreement is further subject to satisfaction or waiver of the following conditions:

        (a) Representations and Warranties. The representations and warranties of Brooks set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or Material Adverse Effect set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on Brooks.

        (b) Performance of Obligations of Brooks. Brooks shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

        (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any Material Adverse Change relating to Brooks.

        (d) PRI Exchangeable Share Matters. (A) (i) PRI shall have received all approvals necessary from PRI Canada, the holders of the PRI Exchangeable Shares and such other persons as shall be necessary under the PRI Exchangeable Share Provisions, the Amended Support Agreement and Amended Voting and Exchange Trust Agreement entered into by PRI in connection with the PRI Exchangeable Shares and applicable Law in connection with the Merger and all transactions contemplated under this Agreement, (ii) Brooks shall have entered into the Amended Support Agreement and Amended Voting and Exchange Trust Agreement and created the Brooks Special Voting Share, and (iii) the Amended MRRS Decision Document shall have been obtained, or
     (B) if any approvals referred to in clause (i) are required but not obtained, then all but not less than all of the then outstanding PRI Exchangeable Shares shall have been redeemed in accordance with the PRI Exchangeable Share Provisions and applicable Law (or PRI Subco shall have exercised its Redemption Call Right (as defined in the PRI Exchangeable Share Provisions) in accordance with the PRI Exchangeable Share Provisions and applicable Law with respect to all but not less than all of the then outstanding PRI Exchangeable Shares).

SECTION 9.4  FRUSTRATION OF CLOSING CONDITIONS

     Neither Brooks nor PRI may rely on the failure of any condition set forth in Section 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.5.

                 ARTICLE X.  TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1  TERMINATION

     This Agreement may be terminated at any time prior to the Effective Time, (and whether before or after the PRI Stockholder Approval or the Brooks Stockholder Approval):

        (a) by mutual written consent of Brooks and PRI;

        (b) by either Brooks or PRI if: (i) the Merger shall not have been consummated by July 31, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, further, that this Agreement may be extended by not more than 30 calendar days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of Brooks or PRI having failed to receive all regulatory approvals required to be obtained with respect to the Merger; (ii) the PRI Stockholder Approval shall not have been obtained at a PRI Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof); (iii) the Brooks Stockholder Approval shall not have been obtained at a Brooks Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof); or (iv) any Restraint having any of the effects set forth in Section 9.1(d) shall be in effect and shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this paragraph (b)(iv) shall have used its best efforts to prevent the entry of and to remove such Restraint;

        (c) by Brooks, if PRI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b), and (B) is incapable of being cured by PRI or is not cured within 45 days of written notice thereof from Brooks;

        (d) by PRI, if Brooks shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (A) would give rise to the failure of a condition set forth in Section 9.3(a) or (b), and (B) is incapable of being cured by Brooks or is not cured within 45 days of written notice thereof from PRI;

        (e) by Brooks, if (i) PRI, the Board of Directors of PRI or any committee thereof shall have recommended to the stockholders of PRI any PRI Takeover Proposal; (ii) PRI, the Board of Directors of PRI or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Brooks its recommendation of this Agreement and the Merger; (iii) PRI shall have failed to include its recommendation of this Agreement and the Merger in the Joint Proxy Statement/ Prospectus or Registration Statement; or (iv) a tender or exchange offer relating to 15% or more of the shares of PRI Common Stock shall have been commenced by a Person unaffiliated with Brooks, and PRI shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given and made known to PRI, a statement recommending rejection of such tender or exchange offer; or

        (f) by PRI, if (i) Brooks, the Board of Directors of Brooks or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to PRI its recommendation of this Agreement and the Merger or (ii) Brooks shall have failed to include its recommendation of this Agreement and the Merger in the Joint Proxy Statement/Prospectus or Registration Statement.

SECTION 10.2  EFFECT OF TERMINATION

     In the event of termination of this Agreement by either PRI or Brooks as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Brooks, Brooks Merger Sub, or PRI other than the provisions of Section 8.7, this Article X and Article XI and the Confidentiality Agreement, which provisions shall survive such termination, and except that a party shall remain liable to the extent that such termination results from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 10.3  AMENDMENT

     This Agreement may be amended by the parties at any time before or after the PRI Stockholder Approval or the Brooks Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by the stockholders of PRI or Brooks without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 10.4  EXTENSION; WAIVER

     At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor will any single or partial exercise of any right preclude any other or further exercise thereof or of any other right.

SECTION 10.5  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER

     A termination of this Agreement pursuant to Section 10.1, an amendment of this Agreement pursuant to Section 10.3 or an extension or waiver pursuant to
Section 10.4 shall, in order to be effective, require, in the case of Brooks or PRI, action by its Board of Directors or, with respect to any amendment to this Agreement, a duly authorized committee of its Board of Directors to the extent permitted by Law.

                        ARTICLE XI.  GENERAL PROVISIONS

SECTION 11.1  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES

     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 11.2  NOTICES

     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Brooks, to

          Brooks Automation, Inc.
          15 Elizabeth Drive
          Chelmsford, MA 01824
          Attn: President
          (978) 262-2400

          with a copy to:
          Brown, Rudnick, Freed & Gesmer

           One Financial Center
           Boston, MA 02111
           Attn: David H. Murphree, Esquire
           (617) 856-8200

        (b) if to PRI, to

           PRI Automation, Inc.
           805 Middlesex Turnpike
           Billerica, MA 01821
           Attn: President
           (978) 670-9430

           with a copy to:

           Foley, Hoag & Eliot LLP
           One Post Office Square
           Boston, MA 02109
           Attn: Robert L. Birnbaum, Esquire
           (617) 832-7000

        (c) if to Brooks Merger Sub, to Brooks as provided herein.

SECTION 11.3  INTERPRETATION

     When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

SECTION 11.4  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 11.5  ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES

     This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article III and
Section 8.6, are not intended to confer upon any Person other than the parties any rights or remedies. By execution and delivery of this Agreement, the parties hereby amend the Confidentiality Agreement to delete Section 9 thereof, effective as of the date hereof, provided that such amendment shall not constitute a waiver by a party of its rights to seek and obtain a remedy for any breach or violation of such Section 9 prior to such execution and delivery.

SECTION 11.6  GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 11.7  ASSIGNMENT

     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.8  CONSENT TO JURISDICTION

     Each of the parties hereto (a) consents to and does hereby submit itself to the personal jurisdiction of any federal court located in the Commonwealth of Massachusetts or a Massachusetts state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Commonwealth of Massachusetts or a Massachusetts state court.

SECTION 11.9  HEADINGS

     The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.10  SEVERABILITY

     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            [The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, Brooks Automation, Inc., Pontiac Acquisition Corp. and PRI Automation, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

[seal]                                    BROOKS AUTOMATION, INC.

                                          By: /s/ ROBERT J. THERRIEN
                                            ------------------------------------
                                            President and Chief Executive
                                              Officer

[seal]                                    PONTIAC ACQUISITION CORP.

                                          By: /s/ ROBERT J. THERRIEN
                                            ------------------------------------
                                            President

[seal]                                    PRI AUTOMATION, INC.

                                          By: /s/ MITCHELL G. TYSON
                                            ------------------------------------
                                            President and Chief Executive
                                              Officer

                                          By: /s/ COSMO S. TRAPANI
                                            ------------------------------------
                                            Treasurer and Chief Financial
                                              Officer